                              ACQUISITION AGREEMENT


                                 by and between


                          SAFETY-KLEEN SERVICES, INC.,

                                   as Seller,

                                       and

                              CLEAN HARBORS, INC.,

                                  as Purchaser






                          Dated as of February 22, 2002

                                TABLE OF CONTENTS

ARTICLE I
         PURCHASE AND SALE ASSETS.................................................................  2
         Section 1.1.  Acquired Assets...........................................................   2
         Section 1.2.  Excluded Assets............................................................  6
         Section 1.3.  Assumed Liabilities........................................................  8
         Section 1.4.  Amounts Due Under Executory Contracts and Unexpired
                         Leases; Cure Costs.......................................................  9
         Section 1.5.  Excluded Liabilities.......................................................  9
         Section 1.6.  Purchase Price.............................................................  9
         Section 1.7.  Purchase Price Adjustment.................................................. 10
         Section 1.8.  Allocation of Cash Purchase Price for Tax Purposes......................... 13

ARTICLE II
         THE CLOSING.............................................................................. 13
         Section 2.1.  Closing.................................................................... 13
         Section 2.2.  Deliveries at Closing...................................................... 14

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE SELLER............................................. 16
         Section 3.1.  Organization............................................................... 16
         Section 3.2.  Capitalization of Transferred Subs......................................... 17
         Section 3.3.  Authority Relative to this Agreement and the Ancillary
                         Agreements............................................................... 17
         Section 3.4.  Consents and Approvals..................................................... 18
         Section 3.5.  Financial Information...................................................... 18
         Section 3.6.  No Violations.............................................................. 18
         Section 3.7.  No Default; Compliance with Applicable Laws; Permits....................... 19
         Section 3.8.  Title to Property.......................................................... 19
         Section 3.9.  Conduct of Business........................................................ 20
         Section 3.10.  No Undisclosed Liabilities................................................ 20
         Section 3.11.  Taxes..................................................................... 20
         Section 3.12.  Real Property Leases...................................................... 21
         Section 3.13.  Brokers................................................................... 21
         Section 3.14.  Ability to Conduct Business............................................... 21
         Section 3.15.  Employee Benefit Plans.................................................... 21
         Section 3.16.  Labor Relations and Employment............................................ 23
         Section 3.17.  Litigation................................................................ 23
         Section 3.18.  Principal Customers....................................................... 23

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................................... 23
         Section 4.1.  Organization............................................................... 23
         Section 4.2.  Authority Relative to this Agreement and the Ancillary
                         Agreements............................................................... 24

         Section 4.3.  Consents and Approvals...................................................... 24
         Section 4.4.  No Violations............................................................... 24
         Section 4.5.  Brokers..................................................................... 25
         Section 4.6.  Financing; Solvency......................................................... 25

ARTICLE V
         COVENANTS................................................................................. 25
         Section 5.1.  Bankruptcy Actions.......................................................... 25
         Section 5.2.  Bidding Procedures.......................................................... 26
         Section 5.3.  Conduct of Business by the Seller Pending the Closing....................... 34
         Section 5.4.  Access and Information...................................................... 35
         Section 5.5.  Approvals and Consents; Cooperation; Notification........................... 36
         Section 5.6.  Additional Matters.......................................................... 37
         Section 5.7.  Employment of Business Employees............................................ 37
         Section 5.8.  No Implied Representations or Warranties; Due Diligence..................... 39
         Section 5.9.  Books and Records........................................................... 39
         Section 5.10.  Financial Assurance Matters................................................ 40
         Section 5.11.  Real Estate Due Diligence.................................................. 40
         Section 5.12.  Notification of Motion to Reject Certain Contracts;
                         Additional Executory Contracts and Unexpired Leases....................... 42
         Section 5.13.  Additional Financial Information........................................... 43
         Section 5.14.  SEC Request................................................................ 43
         Section 5.15.  Covenant Not to Compete; Non-Solicitation.................................. 43
         Section 5.16.  Investment Canada Act...................................................... 46
         Section 5.17.  Schedule Amendments........................................................ 46
         Section 5.18.  Non-Domestic and Non-Canadian Operations................................... 46

ARTICLE VI
         CONDITIONS PRECEDENT...................................................................... 46
         Section 6.1.  Conditions Precedent to Obligation of the Seller and
                         the Purchaser............................................................. 46
         Section 6.2.  Conditions Precedent to Obligation of the Seller............................ 47
         Section 6.3.  Conditions Precedent to Obligation of the Purchaser......................... 48

ARTICLE VII
         TERMINATION, AMENDMENT, AND WAIVER........................................................ 49
         Section 7.1.  Termination Events.......................................................... 49
         Section 7.2.  Effect of Termination and Abandonment....................................... 51

ARTICLE VIII
         GENERAL PROVISIONS........................................................................ 52
         Section 8.1.  Indemnification............................................................. 52
         Section 8.2.  Survival of Representations, Warranties, and Agreements..................... 53
         Section 8.3.  Payment of Certain Taxes.................................................... 53
         Section 8.4.  Notices..................................................................... 53
         Section 8.5.  Descriptive Headings; Rules of Construction................................. 54
         Section 8.6.  Entire Agreement; Assignment................................................ 55
         Section 8.7.  Governing Law............................................................... 55
         Section 8.8.  Expenses.................................................................... 55
         Section 8.9.  Amendment................................................................... 55
         Section 8.10.  Waiver..................................................................... 55
         Section 8.11.  Counterparts; Effectiveness................................................ 56
         Section 8.12.  Severability; Validity; Parties in Interest................................ 56
         Section 8.13.  Apportionment of Property Taxes............................................ 56
         Section 8.14.  No Section 338 Election.................................................... 56
         Section 8.15.  Taxes and Tax Returns...................................................... 56
         Section 8.16.  Tax Matters Involving Third Parties........................................ 57

ARTICLE IX
         DEFINITIONS............................................................................... 57



TABLE OF SCHEDULES
Schedule 1.1(a)                 Transferred Subs
Schedule 1.1(b)(i)              Accounts Receivable
Schedule 1.1(b)(ii)(A)          Customer Contracts
Schedule 1.1(b)(ii)(B)          Vendor and Service Contracts
Schedule 1.1(b)(ii)(D)          Other Contracts
Schedule 1.1(b)(iii)            Tangible Personal Property
Schedule 1.1(b)(iv)             Intellectual Property
Schedule 1.1(b)(v)              Excluded Claims, Rights and Causes of Actions
Schedule 1.1(b)(vi)(A)          Owned Real Property
Schedule 1.1(b)(vi)(B)          Real Property Leases
Schedule 1.1(b)(vii)            Licenses, Permits, Authorizations and Approvals

Schedule 1.1(b)(viii)           Bank Accounts and Lockbox Arrangements
Schedule 1.1(b)(ix)             Prepaid Items and Deposits
Schedule 1.1(b)(xi)             Other Acquired Assets
Schedule 1.1(d)                 Domestic Transferred Subs
Schedule 1.2(h)                 Pinewood Subsidiaries
Schedule 1.2(l)                 Other Excluded Assets
Schedule 1.7(a)                 Initial Working Capital Statement
Schedule 1.8                    Allocation of Purchase Price
Schedule 3.1                    Organization
Schedule 3.4                    Certain Required Consents and Approvals
Schedule 3.5                    Financial Statements
Schedule 3.7                    Certain Defaults
Schedule 3.13                   Brokers
Schedule 3.15(a)                Employee Benefit Plans
Schedule 3.16                   Labor Relations
Schedule 3.17                   Litigation
Schedule 5.3                    Conduct of Business
Schedule 5.7(a)(i)              Excluded Employees
Schedule 5.7(a)(ii)             Purchaser Severance Policy
Schedule 5.10(i)                Covered Facilities
Schedule 5.10(ii)               Participating States
Schedule 5.10(iii)              Parallel Action States
Schedule 5.11(b)                Material Properties
Schedule 5.15                   Covenant-Not-To-Compete
Schedule 9.1                    Selling Subs


TABLE OF EXHIBITS
Exhibit A                       Form of Bill of Sale
Exhibit B                       Form of Assignment and Assumption Agreement
Exhibit C                       Form of Disposal Agreement
Exhibit D                       Form of Bidding Procedures Order
Exhibit E                       Form of Section 363/365 Order

                           ACQUISITION AGREEMENT


                  THIS ACQUISITION AGREEMENT, dated as of February 22, 2002 (the "Agreement"), is made by and between Safety-Kleen Services, Inc., a Delaware corporation (the "Seller"), and Clean Harbors, Inc., a Massachusetts corporation (the "Purchaser"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article IX.

                  WHEREAS, the Seller, through its Chemical Services Division, is engaged in the business of providing hazardous and non-hazardous waste collection, treatment and disposal services in the United States and Canada through the operation of incinerators, landfills, wastewater treatment facilities, service centers, deep injection wells and other facilities all as more fully described in Safety-Kleen Corp.'s most recent Form 10-K filed with the SEC (as currently conducted by the Chemical Services Division, the "Business");

                  WHEREAS, on June 9, 2000 the Seller, along with certain of its Affiliates, filed voluntary petitions (the "Petitions") for relief commencing cases (collectively, the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

                  WHEREAS, the Purchaser and the Purchasing Subs desire to purchase and acquire and the Seller and the Selling Subs desire to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to the Purchaser and the Purchasing Subs, the Acquired Assets and the Purchaser and the Purchasing Subs are willing to assume, and the Seller and the Selling Subs desire to assign and delegate to the Purchaser and the Purchasing Subs, the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363, 365 and 1141 of the Bankruptcy Code (the sale and purchase of the Acquired Assets and the assignment and assumption of the

Assumed Liabilities is referred to as the "Acquisition").

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                          PURCHASE AND SALE ASSETS

                  Section 1.1. Acquired Assets. On the terms and subject to the conditions set forth in this Agreement and subject to approval of the Bankruptcy Court under Sections 105, 363, 365 and 1141 of the Bankruptcy Code, at the Closing the Seller shall sell, assign, transfer, convey, and deliver, and cause the Selling Subs to sell, assign, transfer, convey and deliver to the Purchaser and the Purchasing Subs, free and clear of all liens, claims, interests and encumbrances of any nature except for Permitted Exceptions, and the Purchaser and the Purchasing Subs shall purchase and accept from the Seller and the Selling Subs (collectively, the assets set forth in Section 1.1(a), Section 1.1(b) and Section 1.1(c) are referred to as "Acquired Assets"):

                           (a) all of the outstanding equity interests (the
"Interests") of the subsidiaries of the Seller set forth on Schedule 1.1(a) (each a "Transferred Sub" and collectively the "Transferred Subs").

                           (b) all legal and beneficial right, title, and
interest of the Seller and of each Selling Sub in and to any and all assets of every kind and description, whether tangible or intangible, real, personal or mixed, wherever situated, owned, held or used by the Seller (or any Selling Sub) or in which the Seller (or any Selling Sub) has any right, title or interest that is owned, directly or indirectly, leased or otherwise held primarily for use in the Business, except for the Excluded Assets and except for any executory contracts and leases which are not specifically listed on Schedules 1.1(b)(ii)(A), 1.1(b)(ii)(B), 1.1(b)(ii)(D) or 1.1(b)(vi)(B), and specifically including the following:

                                    (i) all accounts receivable (which are
         not excluded pursuant to Section 1.2(b)) arising out of the operation of the Business existing on the date hereof including, without limitation, those listed or described on Schedule 1.1(b)(i), or arising in the ordinary course under the Customer Contracts after the date hereof (the "Accounts Receivable");

                                    (ii) all rights and incidents of
         interest of the Seller and of each Selling Sub to:

                                             (A) all of the waste
         management services agreements between the Seller (or one of the Selling Subs) and a customer primarily relating to the Business (the "Customer Contracts") existing on the date hereof or arising in the ordinary course after the date hereof and listed or described on Schedule 1.1 (b)(ii)(A) (which Schedule will be provided by Purchaser prior to the Due Diligence Expiration Date);

                                             (B) the agreements, contracts
         and arrangements between the Seller (or one of the Selling Subs) and a vendor or other third party providing goods or services primarily relating to the Business listed on Schedule 1.1(b)(ii)(B) (which Schedule will be provided by the Purchaser prior to the Due Diligence Expiration Date);

                                             (C) to the extent transferable
         and exclusive of those which pertain to the Excluded Employees, all of the rights of the Seller (or one of the Selling Subs) regarding confidentiality, assignment of invention, and/or non-competition with respect to the Transferred Employees and former employees; and

                                             (D) all other agreements,
         contracts and arrangements that are listed or described on
         Schedule 1.1(b)(ii)(D) (which Schedule will be provided by the Purchaser prior to the Due Diligence Expiration Date);

                                    (iii) all equipment, computers,
         furniture, furnishings, fixtures, office supplies, vehicles and all other tangible personal property currently owned by, or on order to be delivered to, the Seller or a Selling Sub, that are used primarily in the operation of the Business or are located on, or to be delivered to, any Owned Real Property or premises subject to the Real Property Leases (collectively, the "Tangible Personal Property"), including without limitation, such of the foregoing as are listed or described on Schedule 1.1(b)(iii);

                                    (iv) to the extent transferable, all
         U.S. and other letter patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, internet addresses and other internet related assets used primarily in the operation of the Business, including without limitation such of the foregoing as are listed or described on Schedule 1.1(b)(iv) (the "Intellectual Property"), provided that the Purchaser (or one of the Purchasing Subs) shall, to the extent it can and without cost (other than de minimis administrative costs) to the Purchaser (or such Purchasing Sub), (A) grant to the Seller and the Selling Subs a perpetual royalty-free and nontransferable license to use the Intellectual Property for the operation of the Seller's and the Selling Subs' businesses other than the Business after the Closing or, (B)in the alternative, transfer all or any portion of such Intellectual Property to the Seller and the Selling Subs;

                                    (v) all rights and claims under all
         warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the Acquired Assets and all rights and claims relating to Assumed Liabilities except those shown or described on Schedule 1.1(b)(v);

                                    (vi) (A) the real property used
         primarily in the operation of the Business that is listed and described on Schedule 1.1(b)(vi)(A) (the "Owned Real Property") and (B) the real property leases used primarily in the operation of the Business that are listed or described in Schedule 1.1(b)(vi)(B) (the "Real Property Leases") (which Schedule will be provided by the Seller prior to the Due Diligence Expiration
         Date);

                                    (vii) to the extent transferable, all
         licenses, permits, authorizations and approvals issued to the Seller or a Selling Sub by any Governmental Entity primarily relating to the operation of the Business, including without limitation, such of the foregoing as are listed or described on
         Schedule 1.1(b)(vii);

                                    (viii) the bank accounts and lockbox
         arrangements primarily relating to the Business that are listed or described on Schedule 1.1(b)(viii) (excluding all rights or incidents of interest with respect to the cash or cash equivalents in such bank accounts or lock box arrangements to the extent that such cash is excluded in the calculation of Working Capital pursuant to Section 1.7(b));

                                    (ix) all prepaid items and deposits
         existing on the date hereof relating to the Business that are listed or described on Schedule 1.1(b)(ix) or that relate primarily to the Business arising in the ordinary course after the date hereof;

                                    (x) all books and records of the Seller
         and the Selling Subs primarily relating to the operation of the Business;

                                    (xi) all of the rights, properties or
         assets that are listed or described on Schedule 1.1(b)(xi);

                                    (xii) all inventories of supplies and
         spare parts of the Seller and the Selling Subs relating to the operation of the Business;

                                    (xiii) all goodwill primarily related
         to the Business; and

                                    (xiv) to the extent assignable, rights
         of indemnification from all non-affiliated third parties for liabilities and obligations relating to the Business or the Acquired Assets.

                           (c) the company seal, minute books, charter
documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of each Transferred Sub as well as any other records or materials relating to each Transferred Sub generally.

                           (d) Notwithstanding anything contained in this
Agreement to the contrary, if, at or prior to the Closing, the Seller shall have obtained a Confirma tion Order authorizing the issuance to the Purchaser of 100% of the reorganized equity interests of the Domestic Transferred Subs listed on Schedule 1.1(d) outstanding immediately after such issuance, on terms and conditions with respect to the assets of the Domestic Transferred Subs substantially identical to those contained in the
Section 363/365 Order and unless the Purchaser shall inform the Seller that it reasonably believes that the transfer of some or all of the reorganized equity interests of the Domestic Transferred Subs shall result in a material adverse tax consequence to the Purchaser (it being understood that a material adverse tax consequence will be deemed to result if the Purchaser would suffer more than $500,000 of tax or other economic detriment), which belief shall be held based on a reasonable good-faith determination of the Purchaser, the parties hereto intend and agree that 100% the reorganized equity interests of the Domestic Transferred Subs shall be transferred to the Purchaser and the Purchasing Subs pursuant to such Confirmation Order.

                  Section 1.2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will, to the extent not included in the calculation of Working Capital, not be included in the Acquired Assets:

                                    (a) all cash, cash equivalents or
         marketable securities of the Seller and the Selling Subs;

                                    (b) all of the Accounts Receivable that
         have been satisfied or discharged prior to the Closing or have been written off or sent to collection prior to the Closing;

                                    (c) all of the agreements, contracts
         and arrangements that (i) have terminated or expired in accordance with their terms prior to the Closing in the ordinary course or
         (ii) as of the Closing Date, have been rejected or are the subject of a motion to reject by the Seller or any Selling Sub in the Chapter 11 Case;

                                    (d) any agreement, contract, lease or
         arrangement or portion thereof that is not part of the Assigned Contracts and Leases;

                                    (e) any claims, rights or causes of
         action arising under Article 5 of the Bankruptcy Code;

                                    (f) any claims, rights or causes of
         action of Seller or any Business Sub (unasserted, contingent, pending or otherwise) other than (except as set forth in Section 1.1(b)(v)) claims, rights or causes of actions relating to the Assumed Liabilities;

                                    (g) any right of the Seller or any
         Selling Sub under this Agreement;

                                    (h) any asset (including any rights to
         the GSX Contribution Impairment Fund) or capital stock of any direct or indirect subsidiary of Seller which owns and/or has operated the landfill in Pinewood, South Carolina, which subsidiaries are listed on Schedule 1.2(h);

                                    (i) any Tangible Personal Property
         transferred or disposed of prior to the Closing in the ordinary course;

                                    (j) the company seal, minute books,
         charter documents, stock or equity record books, Tax Returns and records relating to Taxes and such other books and records as pertain to the organization, existence or capitalization of the Seller and each Selling Sub as well as any other records or materials relating to the Seller or any Selling Sub generally and not involving or related to the Acquired Assets or the operations of the Business;

                                    (k) all contracts of insurance, surety
         bonds, collateral bonds, letters of credit, cash trusts, cash deposits or the proceeds thereof, including, but not limited to, any of the foregoing for Financial Assurance requirements or performance bond requirements, whether or not required under applicable Environmental Laws;

                                    (l) any right, property or asset that
         is listed or described on Schedule 1.2(l);

                                    (m) the word and name "Safety-Kleen"
         and the Seller's monograms, logos, trademarks, trade names or any variations or combinations thereof including such word or name;

                                    (n) any right the Seller or a Selling
         Sub has with respect to Tax refunds, claims for Tax refunds and Tax attributes other than any Tax attributes with respect to the Transferred Subs;

                                    (o) any of the equity interests
         directly or indirectly owned by the Seller or any Selling Sub in any of their respective subsidiaries, other than the Seller's or any Selling Sub's equity interests in the Transferred Subs;

                                    (p) any amounts owed the Business from
         the Branch Sales and Services Division ("BSSD") of Safety-Kleen
         Corp;

                                    (q) all surety and performance bonds,
         which surety and performance bonds are listed or described on
         Schedule 1.2(q), or the proceeds thereof;

                                    (r) any of the real property listed on
         Schedule 1.2(r) which has been transferred prior to the Closing or is subject to an agreement to be transferred after the Closing;

                                    (i) that certain promissory note from
         Cameron-Cole LLC dated June 15, 2001; and

                                    (s) except as otherwise required herein
         with respect to the Transferred Employees, any Seller Plan.

                  Section 1.3. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser and the Purchasing Subs shall assume from the Seller and the Selling Subs and thereafter pay, perform or otherwise discharge in accordance with their terms, and shall indemnify the Seller, the Selling Subs and their Affiliates from all of the liabilities and obligations (of any nature or kind, and whether based in common Law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) of the Seller and the Business Subs with respect to, arising out of or relating to, the ownership, possession or use of the Acquired Assets and the operation of the Business other than the Excluded Liabilities, but including without limitation, other than the Excluded Liabilities the following: (i) liabilities and obligations with respect to, arising out of or relating to, the ownership, possession or use of the Acquired Assets and the operation of the Business and arising after the Closing Date, (ii) liabilities and obligations, whether arising before or after the Closing Date, in connection with the Owned Real Property, the real property subject to Real Property Leases, the real property owned or leased, directly or indirectly, by any Transferred Sub or the operation of the Business

(including liabilities and obligations arising under Environmental Laws (or other Laws) that relate to violations of Environmental Laws, including imposing liabilities or obligations for, activities conducted at, from or in connection with any of the foregoing, including exposure to the migration of materials from the foregoing); (iii) liabilities and obligations arising from any violation of Environmental Laws by the Purchaser, the Purchasing Subs or the Transferred Subs first occurring on or after the Closing Date; (iv) liabilities and obligations in respect of the Assigned Contracts and Leases to the extent set forth in Section 1.4;
(v) liabilities and obligations in connection with or arising out of the requirement on and after the Closing Date that Purchaser obtain Financial Assurance that complies with the requirements of the Governmental Entities with jurisdiction over the Owned Real Property or the real property subject to Real Property Leases or the real property owned or leased by any Transferred Sub or any subsidiary of any Transferred Sub; (vi) liabilities which are included as part of the Working Capital; and (vii) the liabilities as of the Closing Date of any Transferred Sub or any subsidiary of any Transferred Sub (collectively, the liabilities and obligations that the Purchaser and the Purchasing Subs are assuming pursuant to this Section
1.3 are referred to as the "Assumed Liabilities"). All intercompany liabilities between the Business and the BSSD will terminate immediately prior to the Closing except as provided in this Agreement and the Ancillary Agreements.

               Section 1.4. Amounts Due Under Executory Contracts and Unexpired Leases; Cure Costs. The Seller and the Purchaser shall each pay one-half of any and all pre-petition cure and reinstatement costs or expenses ("Cure Costs"), incurred prior to the Closing Date, of or relating to the assumption and assignment pursuant to this Agreement of the Assigned Contracts and Leases until such costs and expenses equal Two Million Dollars ($2,000,000). The Seller shall pay one-quarter and the Purchaser shall pay three-quarters of any and all Cure Costs, incurred prior to the Closing Date, of or relating to the assumption and assignment pursuant to this Agreement of the Assigned Contracts and Leases, in excess of Two Million Dollars ($2,000,000) until such costs and expenses equal Four Million Dollars ($4,000,000) (the "Cure Costs Cap"). The Seller shall only be obligated to pay a portion of the Cure Costs incurred prior to the Closing Date up to the Cure Costs Cap to the extent that the Purchaser assumes the Assigned Contracts and Leases pursuant to the contract terms of such Assigned Contracts and Leases that were binding upon the Seller and agree to abide by such terms for the remaining term of each such Assigned Contract and Lease. The Purchaser shall pay any and all Cure Costs, incurred prior to the Closing Date, of or relating to the assumption and assignment of the Assigned Contracts and Leases pursuant to this Agreement after the costs and expenses equal the Cure Cost Cap. From and after the Closing Date, the Purchaser shall be obligated to pay any amounts which become due under the Assigned Contracts and Leases and which pertain to events occurring on or after the Closing Date and those which arise prior to the Closing Date but are accrued for in the calculation of Working Capital.

               Section 1.5. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume or agree to pay, perform or otherwise discharge any of the Excluded Liabilities or any other liabilities, obligations or expenses, if any, of the Seller or any Selling Sub whatsoever other than the Assumed Liabilities.

               Section 1.6. Purchase Price.

                       (a) In consideration for the Acquired Assets, the Purchaser shall, in addition to the assumption of the Assumed Liabilities, pay
(i) to the Seller at the Closing the sum of Forty-one Million Two Hundred and Seventy Thousand Dollars ($41,270,000) and (ii) to the Escrow Agent Five Million Dollars ($5,000,000) (such sum of clauses (i) and (ii) being referred to as the "Unadjusted Cash Purchase Price") in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller and the Escrow Agent, as the case may be. The Unadjusted Cash Purchase Price, as it may be adjusted pursuant to Section 1.6(b) and Section 1.7, shall be referred to as the "Cash Purchase Price" under this Agreement. The Escrow Agent shall, immediately upon the final determination of the Working Capital Statement as determined in accordance with Section 1.7(d), pay the funds to the Seller and/or the Purchaser as set forth in the Escrow Agreement.

                       (b) In the event that the total proceeds received or to be received from (i) any Tangible Personal Property which was owned by the Seller, the Selling Subs or the Transferred Subs at August 31 ,2001 that has been transferred or disposed outside of the ordinary course of business (i.e., Tangible Personal Property that was transferred or disposed of pursuant to a Bankruptcy Court order or which should have been transferred or disposed of pursuant to a Bankruptcy Court order) after August 31, 2001 until the Closing Date and (ii) any real property owned by the Seller, the Selling Subs or the Transferred Subs at August 31, 2001 that has been transferred or disposed of outside of the ordinary course of business or that is subject to an agreement to be transferred outside of the ordinary course (i.e., real property that was transferred or disposed of or to be transferred or disposed of pursuant to a Bankruptcy Court order or which should have been or should be transferred or disposed of pursuant to a Bankruptcy Court order) after August 31, 2001 until the Closing Date, are in excess of One Million Dollars ($1,000,000), the Unadjusted Cash Purchase Price shall be reduced by such excess.

               Section 1.7. Purchase Price Adjustment. (a) Set forth on Schedule 1.7(a) is the "Initial Working Capital Statement." The Initial Working Capital Statement is unaudited and has been prepared by the finance and accounting staff of the Business as of August 31, 2001 according to the historical accounting policies and procedures of the Business. The Business' accounts and records make up a portion of the consolidated financial statements of Safety-Kleen Corp., which financial statements are prepared in accordance with GAAP on a consistent basis. The Unadjusted Cash Purchase Price shall be adjusted following the Closing as follows:

                               (i)   if the amount of the Working Capital of the
     Business (determined in accordance with Section 1.7(b)) as of the Closing Date is less than the Target Working Capital, the Unadjusted Cash Purchase Price shall be decreased by an amount equal to such difference (the "Working Capital Deficiency") and the Unadjusted Cash Purchase Price, as so adjusted, will be the Cash Purchase Price;

                               (ii)  if the amount of the Working Capital of the
     Business (determined in accordance with this Section 1.7(b)) as of the Closing Date is greater than the Target Working Capital, the Unadjusted Cash Purchase Price shall be increased by an amount equal to such difference (the "Working Capital Surplus") and the Unadjusted Cash Purchase Price, as so adjusted, will be the Cash Purchase Price; and

                               (iii) if the amount of the Working Capital of the
     Business (determined in accordance with this Section 1.7(b)) as of the Closing Date is equal to the Target Working Capital, the Unadjusted Cash Purchase Price shall be equal to the Cash Purchase Price.

The Purchaser shall pay to the Seller the amount of any Working Capital Surplus. The Escrow Agent shall pay the Purchaser the amount of any Working Capital Deficiency. If and to the extent that the Escrow Agent shall not be holding enough funds in the Escrow Account, the Seller shall return to the Purchaser the amount of any remaining Working Capital Deficiency. Any amounts required to be paid or returned pursuant to this Section 1.7(a) shall be paid by wire transfer of immediately available funds to the account specified by the party to whom such payment is owed within five business days after the amount of Working Capital of the Business as of the Closing Date is agreed to by the Seller and the Purchaser or any remaining disputed items are ultimately determined by the Accountants in accordance with Section 1.7(d).

                       (b) As used herein, the term "Working Capital" shall mean the sum of the asset accounts utilized in preparing the Initial Working Capital Statement minus the sum of liability accounts utilized in preparing the Initial Working Capital Statement (the liabilities of the Canadian subsidiaries that normally would not be considered in a calculation of working capital, to the extent such liabilities do not reflect liabilities and obligations arising under Environmental Laws, will, upon the mutual agreement of the Seller and the Purchaser within forty-five (45) days of the date of this Agreement, be included in the calculation of Working Capital). The term "Working Capital Statement" shall mean the statement of Working Capital of the Business to be prepared by the Seller as of the Closing Date in accordance with this Section 1.7(b) and to be delivered to the Purchaser as promptly as practicable and in any event within 120 days after the Closing Date which statement shall include as a liability all collected and on-site waste (deferred revenue) and shall utilize inventories conducted on the Closing Date of waste at all of the Business' facilities. Such Working Capital Statement shall take into account all relevant information available at the time such Working Capital Statement is prepared. The unaudited Working Capital Statement shall be prepared by the Seller using the same accounting principles, procedures, policies and methods that were used to prepare the Initial Working Capital Statement. All working papers and back-up documents used in the preparation of the Working Capital Statement shall be made available to the Purchaser within two (2) business days after delivery to Purchaser of the Working
Capital Statement, provided, however, that to the extent the independent auditors of the Seller assist in the preparation of the Working Capital Statement, the availability of working papers and back-up documents used by such independent auditors will be subject to the policies and procedures of such independent auditors.

                       (c) During the preparation of the Working Capital Statement and the period of any dispute within the contemplation of this Section 1.7, the Purchaser shall and shall cause the Transferred Subs and any other Affiliates of the Purchaser to (i) provide the Seller and the Seller's authorized representatives with full access to the books, records, facilities and employees of the Business, (ii) provide the Seller as promptly as practicable after the Closing Date (but in no event later than 60 business days after the Closing Date) with financial information consistent with the Seller's existing tax and financial reporting requirements for the Business for the period ending on the Closing Date and (iii) cooperate fully with the Seller and the Seller's authorized representatives, including the provision on a timely basis (consistent with the condition of the Seller's records at the time of Closing) of all information necessary or useful in preparing the Working Capital Statement.

                       (d) The Working Capital Statement shall be final and binding on the parties unless, within 45 days after delivery to the Purchaser, written notice is given by the Purchaser to the Seller of its objection setting forth in reasonable detail the Purchaser's basis for objection. The Purchaser may dispute items reflected on the Working Capital Statement only on the basis that such items were not presented by the Seller in conformity with GAAP or that the Working Capital Statement was not prepared in accordance with Section 1.7(b). If notice of objection is given, the parties shall consult with each other with respect to the objection. The net amount that is not in dispute will promptly be paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder. If the parties are unable to reach agreement within 20 days after the notice of objection has been given, the dispute shall be submitted, as promptly as practicable, into binding arbitration for resolution to an independent accounting firm of nationally recognized standing mutually selected by the Seller and the Purchaser (the "Accountants"), who shall act as the arbitrator. Each party agrees to execute, if requested by the Accountants, a reasonable engagement letter. If the Seller and the Purchaser do not promptly agree on the selection of the Accoun tants, which shall occur no later than 10 days after the end of the 20-day period referred to above, then each shall select an independent accounting firm of nationally recognized standing and such two independent accounting firms shall jointly select the Accountants pursuant to this Section 1.7(d). The Accountants will make a determination, based solely on presentations by the Seller and the Purchaser and not by independent review, as to (and only as to) each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement and
(iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the accounting records and similar materials prepared in connection with the preparation of the Working Capital Statement and the information provided by the Purchaser and the fees and expenses of the Accountants shall be borne equally by the Purchaser, and the Seller. Each of the Purchaser and the Seller will use reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items.

               Section 1.8. Allocation of Cash Purchase Price for Tax

Purposes. The Seller and the Purchaser agree that, for all tax and other reporting purposes, the allocation of the Cash Purchase Price and the Assumed Liabilities to the Acquired Assets shall be as set forth on
Schedule 1.8, which Schedule 1.8 shall be completed within fifty-five (55) days of the date of this Agreement and which, when completed, will have been arrived at by arm's length negotiation in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended. If there is any adjustment to the Unadjusted Cash Purchase Price or the Assumed Liabilities in accordance with this Agreement, the Seller and the Purchaser agree to make appropriate adjustments to the allocation set forth in Schedule 1.8. Each of the Purchaser and the Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, or cause to be prepared and filed, its Tax Returns on a basis consistent with such allocation and (iv) take no position, or cause no position to be taken, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. If the allocation set forth on Schedule 1.8 is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

                                   ARTICLE II

                                   THE CLOSING

               Section 2.1. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at (i) the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606 or, (ii) if requested by the Purchaser at least two (2) business days prior to the Closing, at the offices of Davis, Malm & D'Agostine, P.C., One Boston Place, Boston, Massachusetts 02108 or the offices of counsel for the Purchaser's principal lenders specified in the Refinancing Commitment, at 10:00 a.m. on the later of (A) the third business day after the conditions set forth in Article VI shall have been satisfied or waived and (B) such other time, date, and place as shall be fixed by agreement between the parties (the date of the Closing being herein referred to as the "Closing Date").

               Section 2.2. Deliveries at Closing. (a) At the Closing, the Seller shall deliver and cause the Selling Subs to deliver to the Purchaser and the Purchasing Subs:

                               (i)   duly executed instruments or other evidence
     sufficient to transfer to the Purchaser and the Purchasing Subs the Interests;

                               (ii)  duly executed bills of sale, substantially
     in the form of Exhibit A attached hereto, transferring the Acquired Assets to the Purchaser and the Purchasing Subs;

                               (iii) all other conveyance documents reasonably
     necessary to transfer to the Purchaser and the Purchasing Subs the Acquired Assets, including special warranty deeds regarding the Owned Real Property purchased by the Purchaser and the Purchasing Subs;

                               (iv)  the Acquired Assets, by making the Acquired
     Assets available to the Purchaser and the Purchasing Subs at their locations as of the Closing Date;

                               (v)   an assignment and assumption agreement (the
     "Assignment and Assumption Agreement") substantially in the form of Exhibit B attached hereto, evidencing the assignment and assumption by the Purchaser of the Assumed Liabilities, duly executed by the Seller and the Selling Subs;

                               (vi)  a transition services agreement to be
     entered into between the Seller and the Purchaser (the "Transition Services Agreement") in form and substance reasonably acceptable to the Purchaser and the Seller and to be agreed upon within fifty (50) days after the date of this Agreement;

                               (vii)  a disposal agreement to be entered into
     between the Seller and the Purchaser (the "Disposal Agreement"), substantially in the form of Exhibit C attached hereto, duly executed by Seller;

                               (viii) a sales agency agreement to be entered
     into between the Seller and the Purchaser (the "Sales Agency Agreement"), in form and substance reasonably acceptable to the Purchaser and the Seller and to be agreed upon within fifty (50) days after the date of this Agreement;

                               (ix)   an escrow agreement to be entered into
     among the Seller, the Purchaser and the Escrow Agent (the "Escrow Agreement"), in form and substance reasonably acceptable to the Purchaser and the Seller and to be agreed upon within fifty (50) days after the date of this Agreement;

                               (x)    a certified copy of the Bidding Procedures
     Order;

                               (xi)   a certified copy of the Section 363/365
     Order and, if applicable, the Confirmation Order;

                               (xii)  customary instruments of assignment or
     transfer, in form suitable for recording in the applicable office or bureau, with respect to each trademark, copyright, or other item of Intellectual Property requiring such an assignment and transferred to the Purchaser and the Purchasing Subs hereunder;

                               (xiii) certificates of tax and legal good
     standing (to the extent available in the Transferred Subs' jurisdiction of organization) and releases from secured lenders evidencing that the non-domestic Transferred Subs are in good standing (if appropriate) and that the secured lenders of the non-domestic Transferred Subs have released their security interests on the assets of such Transferred Subs and on the issued and outstanding equity interests of such Transferred Subs;

                               (xiv)  opinions of the Seller's Canadian counsel
     with respect to this Agreement and the Transferred Subs in form and substance reasonably acceptable to the Purchaser and its counsel; and

                               (xv)   all other previously undelivered
     certificates and other documents required to be delivered by the Seller to the Purchaser at or prior to the Closing Date in connection with the Acquisition.

                       (b) At the Closing, the Purchaser shall deliver to the Seller:

                               (i)    the Unadjusted Cash Purchase Price by wire
     transfer in immediately available funds to an account or accounts designated by the Seller;

                               (ii)   the Assignment and Assumption Agreement
     duly executed by the Purchaser;

                               (iii)  the Transition Services Agreement duly
     executed by the Purchaser;

                               (iv)   the Disposal Agreement duly executed by
     the Purchaser;

                               (v)    the Sales Agency Agreement duly executed
     by the Purchaser;

                               (vi)   the Escrow Agreement duly executed by the
     Purchaser; and

                               (vii)  all other previously undelivered
     certificates and other documents required to be delivered by the Purchaser to the Seller at or prior to the Closing Date in connection with the Acquisition.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  Except as disclosed in the written statement delivered by the Seller to the Purchaser at or prior to the execution of this Agreement (the "Seller Disclosure Schedule"), the Seller hereby represents and warrants to the Purchaser as follows:

                  Section 3.1. Organization. The Seller and each Business Sub is validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect. The jurisdiction of incorporation or organization of each Transferred Sub and each direct and indirect subsidiary, if any, of each Transferred Sub is set forth on
Schedule 3.1. The Seller and each Selling Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1. The Seller has heretofore made available to the Purchaser a complete and correct copy of the organizational documents of the Seller and each Business Sub, as currently in effect.

                  Section 3.2. Capitalization of Transferred Subs. The authorized and outstanding equity interests of each Transferred Sub and each direct and indirect subsidiary, if any, of each Transferred Sub are set forth on Schedule 1.1(a). All of the equity interests of each Transferred Sub and each direct and indirect subsidiary, if any, of each Transferred Sub are owned beneficially and of record as set forth on
Schedule 1.1(a). There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating a Transferred Sub or any direct or indirect subsidiary, if any, of a Transferred Sub to issue, transfer or sell any equity interests in such Transferred Sub or such direct or indirect subsidiary, if any, of such Transferred Sub or securities convertible into or exchangeable for such equity interests, (ii) contractual obligations of a Transferred Sub or any direct or indirect subsidiary, if any, of a Transferred Sub to repurchase, redeem or otherwise acquire any equity interests in such Transferred Sub or such direct or indirect subsidiary, if any, of such Transferred Sub or (iii) voting trusts or similar agreements to which a Transferred Sub or any direct or indirect subsidiary, if any, of a Transferred Sub is a party with respect to the voting of equity interests in such Transferred Sub or such direct or indirect subsidiary, if any, of such Transferred Sub. At the Closing, except as set forth on Schedule 1.1(a), none of the Transferred Subs or any direct or indirect subsidiary, if any, of a Transferred Sub will hold any equity interest in any other entity.

                  Section 3.3. Authority Relative to this Agreement and the Ancillary Agreements. Subject to the entry of the Section 363/365 Order and, if applicable, the Confirmation Order, the Seller has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has, and the Ancillary Agreements upon the Closing will have, been duly and validly executed and delivered by the Seller, and upon the entry of the Section 363/365 Order and, if applicable, the Confirmation Order (assuming this Agreement and the Ancillary Agreements each constitute a valid and binding obligation of the Purchaser), will each constitute a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 3.4. Consents and Approvals. Upon the entry of the Section 363/365 Order and, if applicable, the Confirmation Order, no consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by the Seller in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for
(a) consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and pursuant to equivalent legislation in any other applicable jurisdiction,
(c) those already obtained, (d) consents and approvals from the EPA and certain states, as more fully described on Schedule 3.4 and (e) consents, approvals, authorizations, declarations, filings, or registrations, which, if not obtained, would not have a Material Adverse Effect.

                  Section 3.5. Financial Information. Schedule 3.5 contains an unaudited Balance Sheet and income statement prepared by the finance and accounting staff of the Business as of August 31, 2001, with the intention that they be according to GAAP (the "Financial Statements"). The Financial Statements and the projections set forth in the Confidential Information Memorandum of the Business dated September 2001 were prepared by the management of the Seller in good faith.

                  Section 3.6. No Violations. Upon the entry of the Section 363/365 Order and, if applicable, the Confirmation Order, assuming that the consents, approvals, authorizations, declarations, and filings referred to in Section 3.4 have been made or obtained and shall remain in full force and effect and the conditions set forth in Article VI shall have been satisfied or waived, at the Closing neither the execution, delivery, or performance of this Agreement or the Ancillary Agreements by the Seller, nor the consummation by the Seller and the transactions contemplated hereby and thereby, nor compliance by the Seller with any of the provisions hereof and thereof will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any contract, agreement or arrangement that is included as an Acquired Asset or any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Seller or any Business Sub is a party or by which the properties or assets related to the Business may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, the Business Subs or the Acquired Assets, except in the case of clauses (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that (i) would not be reasonably likely to have a Material Adverse Effect or (ii) are excused by or unenforceable as a result of the filing of the Petitions or as a result of the entry of the Section 363/365 Order or, if applicable, the Confirmation Order.

                  Section 3.7. No Default; Compliance with Applicable Laws; Permits.

                           (a) Except as set forth in Schedule 3.7, neither
the Seller nor any Business Sub is in default or violation of any term, condition or provision of (i) its articles of incorporation, bylaws or other organizational documents or (ii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Seller or a Business Sub, including applicable federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), but excluding from the foregoing clause (ii), defaults or violations (A) which would not be reasonably likely to have a Material Adverse Effect, (B) as a result of any acts or omissions by, or the status of any facts pertaining to, the Purchaser or (C) which are excused by or unenforceable as a result of the filing of the Petitions or as a result of the Section 363/365 Order or, if applicable, the Confirmation Order.

                           (b) Except as set forth in Schedule 3.7, and
except as would not be reasonably likely to have a Material Adverse Effect, each of the Seller and each Business Sub currently holds all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Entities (collectively, "Permits") necessary or proper for the current use, occupancy and operation of the Acquired Assets held by the Seller or a Selling Sub (or in the case of the Transferred Subs, the assets held by the Transferred Subs) and the conduct of the Business, and all such Permits are in full force and effect. Schedule 1.1(b)(vii) contains a true and complete listing of all material Permits. Except as would not be reasonably likely to have a Material Adverse Effect, as of the date hereof, neither the Seller nor any Business Sub has received any written notice from any Governmental Entity revoking, modifying or refusing to renew any Permit or providing notice of violations under any Permit.

                  Section 3.8. Title to Property. Upon the entry of the
Section 363/365 Order and, if applicable, the Confirmation Order, at the Closing the Seller and each of the Selling Subs will sell, assign, transfer, convey and deliver, as the case may be, to the Purchaser and the Purchasing Subs the Acquired Assets, and the Acquired Assets and the assets held by the Domestic Transferred Subs will be free and clear of all liens, claims, encumbrances and security interests other than Permitted Exceptions.

                  Section 3.9. Conduct of Business. From August 31, 2001 to the date hereof, the Seller has not taken any action that, if taken after the date hereof, would violate Section 5.3 hereof.

                  Section 3.10. No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course after August 31, 2001; (b) liabilities and obligations disclosed, reflected or provided for in the Financial Statements; and (c) liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, from August 31, 2001 to the date hereof, no Transferred Sub has incurred any liabilities or obligations that would both (i) be required to be reflected or provided for in a Balance Sheet prepared in accordance with the policies, procedures and methods used to prepare the Financial Statements and (ii) be reasonably likely to have a Material Adverse Effect.

                  Section 3.11. Taxes. (a) Except as prohibited or excused by the filing of the Petitions, each Transferred Sub has (i) timely filed (or will timely file) all material Tax Returns required to be filed by such Transferred Sub through the Closing Date (taking into account applicable extensions) and (ii) paid or accrued (in accordance with generally accepted accounting principles in the applicable jurisdiction) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Seller. The Seller shall be responsible for the payment of all Taxes arising out of or pertaining to any period or partial period ending prior to the Closing Date, except as provided by
Section 8.13 or to the extent that such Taxes are otherwise resolved by the
Section 363/365 Order or, if applicable, the Confirmation Order.

                           (b) To the actual knowledge (not constructive or
implied) of the Chief Executive Officer or the Chief Financial Officer of the Seller, there are no Tax liens other than the Permitted Exceptions that will not be released pursuant to the Section 363/365 Order or, if applicable, the Confirmation Order upon the Acquired Assets or the assets of the Transferred Subs and their subsidiaries.

                           (c) "Taxes" shall mean any and all taxes, fees,
levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, health, workers' compensation, payroll, franchise or similar taxes, imposed by any Taxing Authority together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto. "Taxing Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Taxes. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

                  Section 3.12. Real Property Leases. Upon the entry of the
Section 363/365 Order and, if applicable, the Confirmation Order, the Seller and the Selling Subs will sell, transfer and assign to the Purchaser a valid leasehold interest with respect to each of the Real Property Leases which is a lease (as opposed to a sublease) and a valid subleasehold interest with respect to each of the Real Property Leases which is a sublease, in each case, free and clear of all liens, claims, encumbrances and security interests other than Permitted Exceptions. Schedule 1.1(b)(vi)(B) identifies instruments through which the Seller and the Selling Subs derive their leasehold interest in the Real Property Leases (including all amendments thereto). Complete and correct copies of the Real Property Leases have been delivered to, or made available for inspection by, the Purchaser and none of the Real Property Leases have been modified in any material respect except to the extent that such modifications are disclosed by the copies delivered to or made available for inspection by the Purchaser.

                  Section 3.13. Brokers. Except for Lazard Freres & Co., LLC and those brokers set forth on Schedule 3.13, no Person is entitled or may be entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller agrees to be responsible for the payment of any such fee or commission.

                  Section 3.14. Ability to Conduct Business. The (i) Acquired Assets, (ii) Excluded Assets, (iii) tangible and intangible assets currently leased or owned directly or indirectly by the Transferred Subs and (iv) the assets and rights made available pursuant to the Transition Services Agreement, taken together constitute substantially all of the tangible and intangible assets that are required to conduct the Business as of the date hereof (it being understood and agreed that nothing set forth in this Section 3.14 constitutes a representation or warranty that the Business can or will be operated at the existing performance levels following the Closing Date) or are otherwise used primarily in the Business.

                  Section 3.15.  Employee Benefit Plans.

                           (a) Schedule 3.15(a) contains a true and
complete list of each Seller Plan (as defined in Section 5.7(b) below). With respect to each Seller Plan, the Seller has heretofore delivered or made available to the Purchaser true and complete copies of the Seller Plan and any amendments thereto (or if the Seller Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent deter mination letter received from the Internal Revenue Service with respect to each Seller Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

                           (b) No liability under Title IV or section 302
of ERISA has been incurred by the Seller or any trade or business, whether or not incorporated, that together with the Seller would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                           (c) Each Seller Plan has been operated and
administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, and each Seller Plan intended to be "qualified" within the meaning of section 401(a) of the Code is qualified and the trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

                           (d) No Seller Plan provides medical, surgical,
hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Seller or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                           (e) The consummation of the transactions
contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Seller or any Business Sub to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

                           (f) There are no pending, or to the knowledge of
the Seller, threatened or anticipated material claims by or on behalf of any Seller Plan, by any employee or beneficiary covered under any such Seller Plan, or otherwise involving any such Seller Plan (other than routine claims for benefits).

                  Section 3.16. Labor Relations and Employment. Except to the extent set forth in Schedule 3.16, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actual or pending, or to the knowledge of the Seller, threatened against or affecting the Business and during the past three years there has not been any such action; (ii) to knowledge of the Seller, no union or bargaining agent claims to represent the employees of the Seller or any Business Sub; and (iii) neither the Seller nor any Business Sub has applied to be certified as the bargaining agent of the Seller's or the Business Sub's employees or is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Seller or any Business Sub.

                  Section 3.17. Litigation. Except as described on Schedule 3.17, there are no actions, suits or proceedings at law or in equity by or before any Governmental Entity now pending or, to the best knowledge of the Seller's management, threatened against or filed by or affecting the Seller or any Business Sub with respect to the Business, which might reasonably be expected to have a Material Adverse Effect.

                  Section 3.18. Principal Customers. Since August 31, 2001 until the date of this Agreement, Seller has not received any written notice terminating or materially and adversely modifying the relationship from any of its top twenty customers (the "Principal Customers") of the Business, based upon dollar volume of sales, for the fiscal year ended August 31, 2001.

                  EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ACQUIRED ASSETS AND INTERESTS ARE BEING SOLD ON AN "AS IS," "WHERE IS" BASIS AND NEITHER SELLER NOR ANY SELLING SUB MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE AC QUIRED ASSETS AND INTERESTS WHICH EXTEND BEYOND THE AFORESAID SPECIFIC REPRESENTATIONS AND WARRANTIES.

                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Seller as follows:

                  Section 4.1. Organization. The Purchaser is, and each Purchasing Sub upon the Closing will be, a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation and has, or will then have, the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being, or will then be, conducted. The Purchaser and each Purchasing Sub will upon the Closing be duly qualified as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a material adverse effect on the Purchaser or Purchasing Sub, as applicable.

                  Section 4.2. Authority Relative to this Agreement and the Ancillary Agreements. The Purchaser has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions. This Agreement has, and the Ancillary Agreements upon the Closing will have, been duly and validly executed and delivered by the Purchaser and each constitute a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  Section 4.3. Consents and Approvals. Except for consents, approvals, authorizations, declarations, filings or registrations which may be required (i) under the HSR Act and under equivalent legislation in any other applicable jurisdiction and (ii) from the EPA, Participating States and/or Parallel Action States, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  Section 4.4. No Violations. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby and thereby, nor compliance by the Purchaser with any of the provisions hereof and thereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected (other than the Purchaser's current financing documents which will be either replaced or modified upon the Closing in accordance with the Refinancing Commitment), (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, the Purchasing Subs or the Purchaser's properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of the Purchaser or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Purchaser to conduct its business as currently conducted, except in the case of clauses (b),
(c), (d) and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on the Purchaser.

                  Section 4.5. Brokers. Except for Deutsche Bank Alex.
Brown, no Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser agrees to be responsible for the payment of any such fee or commission.

                  Section 4.6. Financing; Solvency. As of the date when the condition specified in Section 6.3(d) is satisfied or waived and on the Closing Date the Purchaser will have sufficient funds available to deliver the Unadjusted Cash Purchase Price to the Seller and consummate the transactions contemplated by this Agreement. Upon the consummation of the transactions contemplated by this Agreement, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, (iii) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of the Purchaser will not be impaired.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1. Bankruptcy Actions.

                           (a) Within three (3) days following the
execution of this Agreement, the Seller shall file or cause to be filed (such filing date referred to as the "363/365 Filing Date") with the Bankruptcy Court, the Section 363/365 Motion and all necessary supporting papers, seeking, inter alia, (i) entry of an order substantially in the form of Exhibit D hereto approving the terms of Section 5.2 of this Agreement, including, without limitation the procedures relating to alternative offers and the payment of the Termination Fee and Expense

Reimbursement (the "Bidding Procedures Order"), and (ii) entry of the Section 363/365 Order substantially in the form of Exhibit E hereto, approving this Agreement, the Seller's performance hereunder, and the sale of the Acquired Assets and assumption of the Assumed Liabilities, free and clear of all liens, claims (as defined by Section 101(5) of the Bankruptcy Code), interests, and encumbrances (except for Permitted Exceptions).

                           (b) The Seller shall use reasonable best efforts

to cause (i) entry of the Bidding Procedures Order on the March 2002 omnibus hearing date scheduled in the Seller's Chapter 11 Case after the execution of this Agreement, but in any event on or before the 25th day after the 363/365 Filing Date and (ii) the entry of the Section 363/365 Order on or before June 20, 2002.

                           (c) The Seller shall comply (or obtain an order
from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Acquired Assets under this Agreement. Notice of the 363/365 Sale Motion, the Sale Hearing and the objection deadline shall be served by the Seller in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure, the Bidding Procedures Order or other orders of the Bankruptcy Court, and any applicable local rules of the Bankruptcy Court, on all Persons required to receive notice in the Chapter 11 Case under such orders and rules.

                  Section 5.2. Bidding Procedures. Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement and the sale of the Acquired Assets to the Purchaser and Purchasing Subs. The Bidding Procedures are designed to compensate the Purchaser for its efforts, agreements and expenses to date and to facilitate a full and fair process (the "Bidding Process") designed to maximize the value of the Acquired Assets for the benefit of the Seller's creditors, shareholders and bankruptcy estate.

                           (a) Qualified Bidders. Unless otherwise ordered
by the Bankruptcy Court, for cause shown, or as otherwise determined by the Seller, in order to participate in the Bidding Process, each Person other than the Purchaser (a "Potential Bidder") must deliver (unless previously delivered) to the Seller:

                                    (i)   An executed confidentiality
         agreement customary for transactions of this type, in form and substance satisfac tory to the Seller;

                                    (ii)  Current audited financial
         statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Acquired Assets and the Business, current audited financial statements of the equity holders of the Potential Bidder who shall guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to the Seller and its financial advisors; and

                                    (iii) A preliminary (non-binding)
         proposal regarding (a) the purchase price range, (b) any assets and/or equity interests expected to be excluded, (c) the structure and financing of the transaction (including, but not limited to, the sources of financing for the Cash Purchase Price and the requisite Financial Assurance), (d) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals, (e) any conditions to closing that it may wish to impose in addition to those set forth in this Agreement, and (f) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.

                  A Potential Bidder that delivers the documents described in subparagraphs (i), (ii) and (iii) above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of the Potential Bidder to consummate the sale, if selected as a successful bidder, and that the Seller determines is likely (based on availability of financing, experience and other considerations) to be able to consummate the sale within the time frame provided by this Agreement shall be deemed a "Qualified Bidder." Notwithstanding the foregoing, the

Purchaser shall be deemed a Qualified Bidder for purposes of the Bidding
Process.

                  As promptly as practicable after a Potential Bidder delivers all of the materials required by subparagraphs (i), (ii) and (iii) above, the Seller shall determine, and shall notify the Potential Bidder in writing, whether the Potential Bidder is a Qualified Bidder. At the same time that the Seller notifies the Potential Bidder that it is a Qualified Bidder, the Seller shall allow the Qualified Bidder to begin to conduct due diligence with respect to the Acquired Assets and the Business as provided in subsection (b) below.

                           (b) Due Diligence. The Seller shall afford each
Qualified Bidder due diligence access to the Acquired Assets and the Business. Due diligence access may include management presentations as may be scheduled by the Seller, access to data rooms, on site inspections and such other matters which a Qualified Bidder may request and as to which the Seller, in its sole discretion, may agree to. The Seller shall designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. Any additional due diligence shall not continue after the Bid Deadline (as defined herein). The Seller may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials and/or simultaneous attendance at management presentations or site inspections. Neither the Seller nor any of its Affiliates (or any of their respective representatives) shall be obligated to furnish any information relating to the Acquired Assets and the Business to any Person other than to Qualified Bidders who make an acceptable preliminary proposal.

                           (c) Bid Deadline. A Qualified Bidder that
desires to make a bid shall deliver written copies of its bid to: (i) Lazard Freres & Co. LLC, 30 Rockefeller Center, New York, New York 10020 (Attn: Terry Savage); (ii) Safety-Kleen Services, Inc., 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 (Attn: Ronald A. Rittenmeyer), (iii) Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 (Attn: David S. Kurtz and William R. Kunkel) and Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (Attn: J. Gregory St. Clair), (iv) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Harvey R. Miller), (v) The Blackstone Group, 425 Lexington Avenue, New York, New York 10017-3954 (Attn: Pamela Zilly);
(vi) Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005-1413 (Attn: Susheel Kirpalani), and (vii) Chanin Capital Partners LLC, 330 Madison Avenue, 11th Floor, New York, New York 10017 (Attn: Steve Strom), not later than 5:00 p.m. (Eastern Time) on May 20, 2002 (the "Bid --- Deadline").

                           (d) Bid Requirements. A bid is a letter from a
Qualified Bidder (other than the Purchaser, whose participation as a Qualified Bidder shall be on the terms set forth in this Agreement) stating that (i) the Qualified Bidder offers to purchase some or all of the Acquired Assets and assume some or all of the Assumed Liabilities upon the terms and conditions set forth in a copy of this Agreement attached to such letter, marked to show those amendments and modifications to the Agreement, including, but not limited to, price, terms, and assets to be acquired, and liabilities to be assumed, that the Qualified Bidder proposes (a "Marked Agreement") and (ii) the Qualified Bidder's offer is irrevocable until 48 hours after the closing of the sale or sales of the Acquired Assets. A Qualified Bidder (other than the Purchaser) shall accompany its bid with (i) a deposit in a form of a certified check payable to the order of Lazard Freres & Co. LLC, as agent for the Seller, or other immediately available funds, in an amount equal to ten percent (10%) of the cash component of the purchase price proposed in such bid, Three Million Dollars ($3,000,000) (the "Good Faith Deposit"), and (ii) written evidence of a commitment for financing or other evidence of financial ability to consummate the transaction (including evidence of the ability to provide the requisite Financial Assurance).

                           (e) Qualified Bids. The Seller shall consider a
bid only if the bid is a "Qualified Bid." Except as otherwise provided in the Bidding Procedures Order or further order of the Bankruptcy Court, to be a Qualified Bid, in addition to the requirements of subsection (d) above, the bid must:

                                    (i)   be received by the Bid Deadline
         provided, however, the Seller may, at its sole discretion, extend the Bid Deadline for such period or periods as it determines appropriate;

                                    (ii)  propose a transaction that the
         Seller determines, in the good faith opinion of its Board of Directors, after consultation with its financial advisors, is not materially more burdensome or conditional than the terms of this Agreement and has a value, either individually or, when evaluated in conjunction with any other Qualified Bid, greater than or equal to the sum of the Purchase Price plus the maximum amount of the Termination Fee plus (x) in the case of the initial Qualified Bid, $250,000, and (y) in the case of any subsequent Qualified Bids, $1,000,000 over the immediately preceding highest Qualified Bid;

                                    (iii) not be conditioned on obtaining
         financing (including the requisite Financial Assurance required by appropriate Governmental Entities) or on the outcome of unperformed due diligence by the Qualified Bidder with respect to the assets and/or equity interests sought to be acquired or the liabilities to be assumed;

                                    (iv)  not request or entitle the
         Qualified Bidder to any break-up fee, termination fee, expense reimbursement or similar type of payment;

                                    (v)   include a commitment to consummate
         the sale of some or all of the Acquired Assets (including the receipt of any required governmental or regulatory approvals) within not more than 15 days after entry of an order by the Bankruptcy Court approving such sale, subject to receipt of any governmental or regulatory approvals which must be obtained within 60 days after entry of such order; and

                                    (vi)  contain an acknowledgment and
         representation by the Qualified Bidder that it (x) has had an opportunity to inspect and examine the Acquired Assets and the Business and to conduct any and all due diligence with respect thereto prior to making its offer, (y) has relied solely upon its own independent review, investigation and/or inspection of any documents in making its bid, and (z) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Acquired Assets or the Business, or the completeness of any information provided in connection with the Bidding Process, except as expressly stated in the Agreement or a Marked Agreement.

A bid received from a Qualified Bidder that meets the above requirements is a Qualified Bid. A Qualified Bid will be valued based upon factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction. For purposes of the Bidding Process, this Agreement shall constitute a Qualified Bid.

                             (f) Auction. If the Seller receives at least one
Qualified Bid or combination of Qualified Bids which the Seller determines is or are higher or otherwise better than the bid of the Purchaser set forth in this Agreement, the Seller shall conduct an auction (the "Auction") of the Acquired Assets and the Business upon notice to all Qualified Bidders who have submitted Qualified Bids at 10:00 a.m. (Eastern Time) on or before the tenth (10th) business day following the expiration of the Bid Deadline at the offices of Skadden, Arps, Slate, Meagher & Flom, Four Times Square, New York, New York 10036-6522 or such later time or other place as the Seller shall notify the Purchaser and all other Qualified Bidders who have submitted Qualified Bids (but in no event later than the second (2nd) business day prior to the Sale Hearing), in accordance with the following procedures:

                                    (i)   Only the Seller, the Purchaser,
         counsel for the Seller's secured lenders, counsel for the Official Committee of Unsecured Creditors in the Chapter 11 Case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only the Purchaser and such Qualified Bidders shall be entitled to make any additional bids

         ("Subsequent Bids") at the Auction;

                                    (ii)  At least two (2) business days
         prior to the Auction, each Qualified Bidder who has timely submitted a Qualified Bid must inform the Seller whether it intends to participate in the Auction and at least one (1) business day prior to the Auction, the Seller shall provide copies of the Qualified Bid or combination of Qualified Bids which the Seller believes is the highest or otherwise best offer to all Qualified Bidders who have informed the Seller of their intent to participate in the Auction;

                                    (iii) All bidders shall be entitled to
         be present for all Subsequent Bids with the understanding that the true identity of each bidder shall be fully disclosed to all other bidders and that all material terms of each Subsequent Bid will be fully disclosed to all other bidders throughout the entire Auction. The Seller may employ and announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make Subsequent Bids) for conducting the Auction, provided that such rules are not inconsistent with these Bidding Procedures, the Bankruptcy Code or any order of the Bankruptcy Court entered in connection herewith;

                                    (iv)  Bidding at the Auction shall begin
         with the highest or otherwise best Qualified Bid or combination of Qualified Bids and continue in minimum increments of at least $1,000,000 higher than the previous bid or bids. The Auction shall continue in one or more rounds of bidding and shall conclude after each participating bidder has had the opportunity to submit an additional Subsequent Bid with full knowledge and written confirmation of the then-existing highest bid or bids. For the purpose of evaluating the value of the consideration provided by Subsequent Bids (including any Subsequent Bid by the Purchaser), the Seller may give effect to any Termination Fee or Expense Reimbursement that may be payable to the Purchaser under this Agreement as well as any assets and/or equity interests to be retained by the Seller or the Selling Subs.

                                    (v)   At the conclusion of the Auction,
         or as soon as thereafter as practicable, the Seller, in consultation with its financial advisors, shall (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the sale, and (ii) identify the highest or otherwise best offer(s) for the Acquired Assets and the Business received at the Auction (the "Successful Bid(s)" and the bidder(s) making such bid, the "Successful Bidder(s)").

                           (g) Sale Hearing; Alternate Bid. If the Seller
does not receive any Qualified Bids (other than the Qualified Bid of the Purchaser), the Seller will report the same to the Bankruptcy Court at the Sale Hearing and will proceed with a sale of the Acquired Assets to the Purchaser. If the Seller does receive additional Qualified Bids, then at the Sale Hearing the Seller shall seek approval of the Successful Bid(s), as well as the second highest or best Qualified Bid(s) (the "Alternate Bid(s)" and such bidder(s), the "Alternate Bidder(s)"). The Seller's presentation to the Bankruptcy Court of the Successful Bid(s) and Alternate Bid(s) shall not constitute the Seller's acceptance of either or any such bid(s), which acceptance shall only occur upon approval of such bid(s) by the Bankruptcy Court at the Sale Hearing. Following approval of the sale to the Successful Bidder(s), if the Successful Bidder(s) fail(s) to consummate the sale because of a breach or failure to perform on its part of such Successful Bidder(s), then the Alternate Bid(s) shall be deemed to be the Successful Bid(s) and the Seller shall effectuate a sale to the Alternate Bidder(s) without further order of the Bankruptcy Court.

                           (h) Return of Good Faith Deposits. The Good
Faith Deposits of all Qualified Bidders shall be held in an interest-bearing escrow account, and all Qualified Bids shall remain open (notwithstanding Bankruptcy Court approval of a sale pursuant to the terms of one or more Successful Bids by one or more Qualified Bidders), until two (2) days following the closing of the sale (the "Return Date").

Notwithstanding the foregoing, the Good Faith Deposit, if any, submitted by the Successful Bidder(s), together with interest thereon, shall be applied against the payment of the Purchase Price upon closing of the sale to the Successful Bidder(s). If any Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on its part, the Seller shall not have any obligation to return any Good Faith Deposit deposited by such Successful Bidder and shall retain such Good Faith Deposit as liquidated damages. On the Return Date, the Seller shall return the Good Faith Deposits of all other Qualified Bidders, together with the accrued interest thereon.

                           (i) Termination Fee. In the event that the Seller
sells, transfers, leases or otherwise disposes directly or indirectly, including through an asset sale, stock sale, merger, or other similar transaction, all or substantially all or a material portion of the Business or the Acquired Assets in a transaction or a series of transactions with one or more parties other than the Purchaser in accordance with the Bidding Procedures (such event being, an "Alternative Transaction"), the Seller shall, upon the consummation of the Alternative Transaction(s), pay to the Purchaser either the entire amount of or a portion of the Termination Fee as set forth below:

                                    (i)  the Purchaser shall be entitled to 50%
         of the Termination Fee (i.e., $3,500,000) if the consummation of the Alternative Transaction(s) occurs prior to the Purchaser's satisfaction of the conditions specified in Section 6.3 (c) and Section 6.3(f); and

                                    (ii) the Purchaser shall be entitled to 100%
         of the Termination Fee if the consummation of the Alternative Transaction(s) occurs after the Purchaser's satisfaction of the conditions specified in Section 6.3(c) and Section 6.3(f).

                           (j) Expense Reimbursement. In the event this
Agreement is terminated by the Purchaser as set forth in this Section 5.2(j), provided the Purchaser is not in default of any provision of this Agreement for which the Seller shall have previously notified the Purchaser, the Seller shall within twenty (20) days after written demand by the Purchaser reimburse the Purchaser's reasonable, documented, out-of- pocket expenses and costs (including, without limitation, reasonable attorney's fees, expenses of its financial advisor, expenses of other consultants and the HSR filing fee) incurred in connection with the transactions contemplated by this Agreement as follows (the "Expense Reimbursement"): (i) up to $1,500,000 if the Purchaser terminates this Agreement pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(f) prior to the Due Diligence Expiration Date; (ii) up to $3,500,000 if, prior to the conditions set forth in Section 6.3(c) and Section 6.3(f) being satisfied, the Purchaser either (x) terminates this Agreement pursuant to
Section 7.1(c), Section 7.1(e), Section 7.1(f), Section 7.1(i) or Section 7.1(k) on or prior to October 15, 2002 or (y) terminates this Agreement pursuant to
Section 7.1(g) (provided that Purchaser does not subsequently purchase or acquire the Acquired Assets (or at least 50% thereof)); or (iii) up to $5,250,000 if, after the conditions set forth in Section 6.3(c) and Section 6.3(f) are satisfied, either (A) the Purchaser (x) terminates this Agreement pursuant to Section 7.1(c), Section 7.1(e) or Section 7.1(f) prior to October 15, 2002 or (y) terminates this Agreement pursuant to Section 7.1(g) (provided that Purchaser does not subsequently purchase or acquire the Acquired Assets (or at least 50% thereof)) or (B) the Seller terminates this Agreement pursuant to
Section 7.1(f), Section 7.1(h), Section 7.1(i) or Section 7.1(k). Notwithstanding anything to the contrary contained in this Section 5.2(j), the Purchaser shall not be entitled to any Expense Reimbursement pursuant to this
Section 5.2(j) due to a termination of this Agreement pursuant to Section 7.1(i) or Section 7.1(k) if any of the conditions set forth in Section 6.3(d), Section 6.3(i) or Section 6.3(j) have not been satisfied (but in the case of a failure of the condition set forth in Section 6.3(j) not being satisfied, only if such failure is due to an act or omission or other fault of the Purchaser). The Purchaser acknowledges and agrees that in the event that it terminates this Agreement or the Seller terminates this Agreement and it becomes entitled to receive or receives any Expense Reimbursement it shall not be entitled to receive nor shall it receive the Termination Fee or any portion thereof, and conversely, that in the event that it becomes entitled to receive or receives any Termination Fee, it shall not be entitled to receive nor shall it receive the Expense Reimbursement or any portion thereof.

                  Section 5.3. Conduct of Business by the Seller Pending the Closing. The Seller covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Schedule 5.3 of the Seller Disclosure Schedule, (iii) with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, (iv) as required by the Bankruptcy Court or otherwise approved by the Bankruptcy Court or (v) to the extent required by the lenders in connection with the Financing, after the date hereof and prior to the Closing Date:

                           (a) the Seller shall, and shall cause the Business
Subs to, use commercially reasonable efforts to conduct the Business only in the ordinary course consistent with past practice; and

                           (b) the Seller shall not, and shall cause the Selling
Subs not to, take the following actions with respect to the Transferred Subs, the Business and the Acquired Assets:

                                    (i)     any amendment, supplement,
         termination or cancellation of the articles of incorporation or bylaws or similar organizational documents of the Seller or a Business Sub;

                                    (ii)    a pledge, mortgage, acquisition,
         sale, lease or disposition of a material portion of the Acquired Assets or the assets or properties of a Transferred Sub except in the ordinary course;

                                    (iii)   any increases in, or additions to,
         the compensation payable to any of the Transferred Employees or any employees of the Transferred Subs, including pursuant to a Seller Plan, other than in the ordinary course or pursuant to existing Seller Plans or arrangements;

                                    (iv)    a material failure to maintain
         books, records and accounts of the Seller, any Transferred Sub or the Business in the ordinary course consistent with the Seller's current practices;

                                    (v)     a material failure to comply with
         the requirements of applicable Environmental Laws or the CAFO;

                                    (vi)    the issuance or sale of any
         additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire the shares of, the capital stock or equity or membership interests of any Transferred Sub, other than an issuance or sale of such of the foregoing to the Seller or one of the Selling Subs;

                                    (vii)   except pursuant to the Financing (A)
         the incurrence or assumption of any long-term or short-term debt or the issuance of any debt securities by a Transferred Sub except for borrowings under existing lines of credit or from the Seller in the ordinary course; (B) the assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) by a Transferred Sub for the material obligations of any other Person except in the ordinary course in an amount not material to the Business; or (C) the making by a Transferred Sub of any material loans, advances or capital contributions to, or investments in, any other Person, in each case other than in the ordinary course or if not material;

                                    (viii)  the acquisition or disposition by a
         Transferred Sub (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in the ordinary course);

                                    (ix)    a material change of any of the
         accounting methods used by the Seller or a Business Sub unless required by GAAP or applicable law; and

                                    (x)     the authorization or entering into
         an agreement to do any of the foregoing.

                  Section 5.4. Access and Information. Subject to applicable Law and the reasonable requirements of the Seller to protect competitively sensitive information, the Seller shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of the Seller, the Selling Subs and the Transferred Subs relating to the Business and, during such period, shall furnish reasonably promptly to the Purchaser such information as the Purchaser reasonably may request. All such information disclosed to the Purchaser shall remain subject to the Confidentiality Agreement. Without limitation of the other provisions of this Section 5.4, conditioned upon and as soon as the Bidding Procedures Order referred to in Section 5.1(a) shall be entered, the Seller shall permit McKinsey & Co. or another nationally recognized firm selected by the Purchaser, in accordance with a mutually acceptable confidentiality agreement entered into by the Purchaser, the Seller and such consultant, to migrate any data concerning the Business which the Purchaser and such consultant shall deem appropriate onto a server maintained by such consultant but using the Purchaser's software programs. It is the Purchaser's intent that if the Closing shall occur, the Purchaser shall have immediate access to such migrated data in order to operate the Business and comply with the Purchaser's reporting obligations for the combined operations of the Purchaser and the Business under applicable securities Laws. If the Closing shall not occur, such consultant shall destroy all of such migrated data in compliance with such confidentiality agreement.

                  Section 5.5. Approvals and Consents; Cooperation;
Notification.

                           (a) The parties hereto shall use their respective
reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable (i) all approvals, consents or waivers from Governmental Entities required in order to consummate the transactions contemplated by this Agreement and (ii) satisfaction of all conditions to Closing set forth in Article VI.

                           (b) The Seller and the Purchaser shall take all
commercially reasonable actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all approvals, consents or waivers from Governmental Entities, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith. The Purchaser agrees to take promptly any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any U.S. federal, non-U.S. national, state or local antitrust or competition authority so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of its assets or businesses, or of the business to be acquired by it pursuant to this Agreement, as is required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing regarding Governmental Entities, the Purchaser agrees to take promptly any and all commercially reasonable steps necessary to attempt to vacate or lift any order or other restraint relating to antitrust matters that would have the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting its consummation. However, notwithstanding any other provision of this Section 5.5, the Purchaser shall not be required to take any action under this Section 5.5 which would violate any provision of the Refinancing Commitment or the Financial Assurance Commitment without the prior written consent of the financial institutions which are parties to such commitments.

                           (c) Each of the Seller and the Purchaser shall give
prompt notice to the other of the occurrence or failure to occur of an event that would, or with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not capable of satisfaction. In addition, the Seller shall provide the Purchaser with prompt notice of any filing with the Bankruptcy Court which pertains to the Acquired Assets or the Business.

                           (d) Beginning on the date of this Agreement until the
Closing Date, the Seller shall notify the Purchaser of any written notice it has received from any Principal Customer whereby such Principal Customer has indicated its intention to terminate or materially and adversely modify its relationship with the Seller or any Business Sub.

                  Section 5.6. Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The obligations of each of the Purchaser and the Seller pursuant to this Article V shall be subject to any orders entered or approvals or authorizations granted by the Bankruptcy Court and the Bankruptcy Code.

                  Section 5.7.  Employment of Business Employees.

                           (a) Prior to the Closing Date, the Purchaser shall
make an offer of employment or, as the case may be with the Transferred Subs and their respective subsidiaries, continued employment, effective as of the Closing Date to each employee of the Seller and the Business Subs who is employed in the Business other than inactive employees (which shall not include persons on maternity or family leave) and those other employees listed on Schedule 5.7(a)(i) (the "Excluded Employees") on terms and conditions that, with respect to salary shall be the same as currently offered by the Seller and the Business Subs as of the Closing Date and with respect to bonus and benefits are comparable to those offered to employees of Purchaser at similar levels. Each employee offered employment as set forth above who accepts such employment shall be deemed to be a "Transferred Employee." The Purchaser agrees to assume and thereafter pay, perform or otherwise discharge any liability or obligation for any severance and related termination costs (including but not limited to, accrued but unpaid vacation benefits) of any Transferred Employee pursuant to the severance policy of Purchaser set forth on Schedule 5.7(a)(ii). The Purchaser shall be responsible for any (i) accrued but unpaid vacation days or
(ii) earned but unpaid incentive or bonus compensation that any Transferred Employee is entitled to in connection with his or her service with the Seller or Selling Sub prior to the Closing. The Seller shall be responsible for any severance, unpaid vacation days and earned but unpaid wages, incentive or bonus compensation or other benefits for the Excluded Employees. The Purchaser shall be responsible for any severance of any employee who accepts the Purchaser's offer of employment only to the extent set forth on Schedule 5.7(a)(ii).

                           (b) Effective as of the Closing Date, the Transferred
Employees shall cease participation in all Plans of the Seller and, if applicable, the Selling Subs (the "Seller Plans") and commence participation in similar Plans sponsored or established by the Purchaser including, but not limited to health, life insurance and disability plans ("Purchaser Plans"). The Purchaser shall recognize and give credit for all service by each Transferred Employee and each employee of the Transferred Subs with the Seller or any predecessor or affiliate of the Seller for purposes of (i) eligibility and vesting under the Purchaser Plans and (ii) the Purchaser's policies related to vacation pay, sick leave and personal or family leave except to the extent such credit would result in the duplication of benefits. The Purchaser Plans shall not, with respect to any Transferred Employee or any employee of the Transferred Subs, limit or otherwise restrict participation thereunder for reason of any pre-existing condition limitation or waiting period in any such Purchaser Plan. The Purchaser shall credit the Transferred Employees and the employees of the Transferred Subs with any amounts paid prior to the Closing Date under any Seller Plan with respect to satisfaction of any applicable deductible amounts and co-payment minimums under any of the Purchaser Plans which provide similar benefits.

                           (c) The Purchaser shall indemnify and hold the
Seller, the Selling Subs and their subsidiaries and affiliates harmless from and against any and all claims, losses, damages, expenses, obligation and liabilities (including costs of collection, attorneys' fees and other costs of defense) which the Seller, the Selling Subs or their subsidiaries or affiliates may incur in connection with any suit or claim or violation brought against the Seller, the Selling Subs or their subsidiaries or Affiliates under the WARN Act or any similar national, multi-national, state or local law that relates to actions taken by the Purchaser on or after the Closing Date with regard to any site of employment or one or more facilities or operating units within any site of employment of the business of Purchaser.

                           (d)  The Purchaser shall have no obligation to
include inactive or Excluded Employees or their families (other than family members who are Transferred Employees) in its employee benefit plans, including, without limitation, workers compensation coverage. Effective as of the Closing, all employees of the Transferred Subs and any dependents of such shall cease, to the extent applicable, to participate in all of the Seller Plans.

                  Section 5.8. No Implied Representations or Warranties; Due Diligence. The Purchaser hereby acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Seller explicitly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Seller in connection herewith.

                  Section 5.9. Books and Records. For a period of five (5) years after the Closing Date (or such longer period as may be required by any Governmental Entity or legal proceeding):

                           (a)  the Purchaser shall not dispose of or destroy
any of the business records and files of the Business transferred to it hereunder;

                           (b)  the Purchaser shall allow the Seller and any of
its directors, officers, employees, counsel, representatives, accountants and auditors access to the Transferred Employees, employees of the Transferred Subs and other employees of the Purchaser or its subsidiaries engaged in the operation of the Business and all business records and files of the Seller, the Business Subs or the Business that are transferred to it in connection herewith, which are reasonably required by the Seller for purposes related to the Chapter 11 Case, Tax matters and other reasonable business purposes, during regular business hours and upon reasonable notice, and the Seller shall have the right to make copies of any such records and files; and

                           (c)  the Seller shall not dispose of or destroy any
of the material business records and files of the Business which remain with the Seller after the Closing and shall allow the Seller and its representatives and accountants access to its employees who have knowledge of the Business so long as such access does not reasonably interfere with the duties of such employees.

                  Section 5.10. Financial Assurance Matters. The parties acknowledge that the Consent Agreement and Final Order (the "CAFO") between the United States Environmental Protection Agency (the "EPA") and the Seller and certain of the Seller's subsidiaries, dated as of September 5, 2000, as amended, requires certain actions by both the Seller and the Purchaser prior to the Closing with respect to the covered facilities listed on Schedule 5.10(i) (each a "Covered Facility"). The Covered Facilities may not be transferred directly or indirectly through the acquisition of the Acquired Assets to the Purchaser or any Purchasing Sub until the Purchaser has received certain approvals (as set forth in Paragraph 94 of the CAFO) in writing from the EPA and any applicable participating states, which participating states are listed on Schedule 5.10(ii) (each a "Participating State"). In addition, certain other states listed on
Schedule 5.10(iii) (each a "Parallel Action State"), pursuant to orders entered by such Parallel Action States' environmental Government Entities, also require that the Purchaser receive their consent prior to the transfer of any Covered Facility located in their respective states. The Purchaser agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable, including obtaining compliant Financial Assurance, in order to obtain the approval of the transfer of the Covered Facilities as contemplated by this Agreement from the EPA and the applicable Participating States and Parallel Action States. Nothing in this

Agreement or in any Bankruptcy Court Order approving this Agreement shall be construed to release or relieve any entity of any liability to a Government Entity under any police and regulatory statute as the owner or operator of property that entity owns or operates after the date of transfer.

                  Section 5.11.  Real Estate Due Diligence.

                           (a) Within twenty (20) days of the date of this
Agreement, the Seller shall deliver or cause to be delivered to the Purchaser a copy of the Seller's or each Business Sub's title insurance policies or, if the same is not within its possession or control, a deed recording reference (collectively, the "Title Materials") for each Owned Real Property and real property owned by any Transferred Sub, as applicable. Within thirty-five (35) days after the Purchaser's receipt of all of the Title Materials, the Purchaser will obtain an ALTA title commitment (or such other comparable form as may be available in the jurisdiction in which the property is located)(the "Title Commitment") from LandAmerica or Chicago Title Insurance Company and will notify the Seller in writing (the "Exception Notice") as to those title exceptions listed in each Title Commitment which it will not accept as permitted, provided, however, that Purchaser shall only be allowed to list title exceptions which materially interfere with the current use of any parcel of Owned Real Property or real property owned by a Transferred Sub or title exceptions which would reasonably be likely to have a material adverse effect on the ability of Purchaser to obtain financing with respect to any parcel of Owned Real Property or real property owned by a Transferred Sub (all such exceptions for which the Purchaser shall not have notified the Seller in the Exception Notice shall be deemed to be "Permitted Exceptions," as defined in this Agreement). In the event that the Purchaser fails to provide an Exception Notice to the Seller within thirty-five (35) days after Purchaser's receipt of all of the Title Materials, the Purchaser shall be deemed to have waived its right to object to matters shown on the Title Commitments, and all exceptions in the Title Commitment shall be deemed to be Permitted Exceptions. The Seller shall have until the Due Diligence Expiration Date to have all exceptions described in the Exception Notice removed from the Title Commitment or to have the Title Company commit to insure against any and all loss or damage that may be occasioned by any such unpermitted exceptions. If the Seller fails on or before the Due Diligence Expiration Date to reasonably demonstrate to the Purchaser that the unpermitted exceptions have been removed or, in the alternative, that the Seller has obtained a commitment for title insurance over such exceptions, then, in either such case, the Purchaser shall have the option to either (A) terminate this Agreement, whereupon the parties hereto shall have no further obligations hereunder or (B) proceed with the Closing, in which case the Seller shall pay the cost of removing any title exceptions listed in the Exception Notice or for insuring over such exceptions listed in the Exception Notice in each case, with respect to the real property owned by any Transferred Sub which is not a Domestic Transferred Sub, and all exceptions in the Title Commitment shall be deemed as Permitted Exceptions, provided however, that in the event such costs exceed Five Million Dollars ($5,000,000), either, at Purchaser's option, (i) the Agreement shall be terminated and the Seller shall within twenty (20) days after written demand by the Purchaser reimburse the Purchaser's reasonable, documented, out-of-pocket expenses and costs up to Five Million Dollars ($5,000,000) (including, without limitation, reasonable attorney's fees, expenses of its financial advisor, expenses of other consultants and the HSR filing fee) incurred in connection with the transactions contemplated by this Agreement or (ii) proceed with the Closing, in which case Seller shall pay up to Five Million Dollars ($5,000,000) to remove such exceptions or insure over such exceptions. If the Purchaser desires to obtain any title policy with respect to the Owned Real Property or real property owned by any Transferred Sub, it shall do so at its sole cost and expense (except as specifically provided in this Section 5.11(a)) and such title policy shall in no event be deemed a condition to Closing; provided that the Seller shall provide any affidavits or other documents reasonably required by the title company in order to issue such policy.

                           (b) Within ten (10) days after the date of this
Agreement, the Seller and the Purchaser shall mutually determine the list of material properties, which list shall be set forth on Schedule 5.11(b) (the "Material Properties"). Within a reasonable time after the preparation of
Schedule 5.11(b), the Seller shall deliver to the Purchaser surveys of the Material Properties prepared by land surveyors licensed in the jurisdictions in which such Material Properties are located (collectively, the "Surveys"). The Surveys shall be certified to the Purchaser and the Title Company as having been prepared in accordance with the 1999 minimum standard detail requirements for a land survey jointly adopted by ALTA/ACSM. On or before the date that is ten (10) days after the Purchaser's receipt of the Surveys, the Purchaser will notify the Seller in writing (the "Survey Notice") as to the encroachments, gaps, gores and other matters depicted on the Surveys which the Purchaser shall not accept (the "Survey Defects"). In the event that the Purchaser fails to provide a Survey Notice within ten (10) days after the Purchaser's receipt of the Surveys, the Purchaser shall be deemed to have waived its right to object to matters shown on the Surveys. The Seller shall have thirty (30) days, or such later date as may be mutually agreed upon by the parties, from the date of receipt of the Survey Notice (the "Survey Defects Removal Date") to have the Survey Defects removed from the Surveys or to have the Title Company commit to insure against any and all loss or damage that may be occasioned by any such Survey Defect. If the Seller fails on or before the Survey Defects Removal Date to reasonably demonstrate to the Purchaser that the Survey Defects have been removed, or in the alternative, that the Seller has obtained a commitment for title indemnification or title insurance over such Survey Defects, then, in either such case, the Purchaser shall have the option to either (A) terminate this Agreement, whereupon the parties hereto shall have no further obligations hereunder or (B) proceed with the Closing, in which case all Survey Defects shall be deemed waived by the Purchaser.

                  Section 5.12. Notification of Motion to Reject Certain Contracts; Additional Executory Contracts and Unexpired Leases. During the period beginning on the date of this Agreement and ending on the Closing Date, the Seller shall notify the Purchaser of its intent to file any motion to reject executory contracts or unexpired leases with respect to the Business that are not listed on Schedules 1.1(b)(ii)(A), (B) or (D) or Schedule 1.1(b)(vi)(B). Within five (5) days of receiving such notice, the Purchaser may notify the Seller that it wishes the Seller to assume and assign to the Purchaser any such executory contracts or unexpired leases. If the Purchaser notifies the Seller prior to Closing, such executory contracts or unexpired leases shall be added to
Schedule 1.1(b)(ii)(A), (B) or (D) or Schedule 1.1(b)(vi)(B), as appropriate, and shall be subject to the cure and reinstatement cost provisions of Section
1.4. If the Purchaser notifies the Seller after Closing but prior to the Confirmation Date, the Seller shall file a motion with the Bankruptcy Court to assume and assign such executory contracts or unexpired leases, provided that the Purchaser agrees to pay any cure and reinstatement costs with respect to such executory contracts or unexpired leases. If the Seller enters into any material executory contracts and unexpired leases after the date of this Agreement with respect to the Business, the Seller shall notify the Purchaser of such contracts and leases and the Purchaser shall have the option of assuming such contracts and leases.

                  Section 5.13. Additional Financial Information. Not later than April 12, 2002, the Seller will provide the Purchaser with Balance Sheets and related notes as at the completion of the fiscal years of the Business ended August 31, 1999, 2000 and 2001, together with a report thereon from Arthur Andersen LLP. In addition, the Seller will also provide the Purchaser with monthly Balance Sheets and income statements for the Business as prepared in the ordinary course and consistent with past practice by the finance and accounting staff of the Business for each month after August 2001 for which the Seller has closed the accounting books of the Business, which statements shall be delivered within forty-five (45) days after each such closing. No financial information delivered by the Seller pursuant to this Section 5.13 shall be deemed in any manner to update Schedule 3.5.

                  Section 5.14. SEC Request. The Purchaser shall provide to the staff of the Securities and Exchange Commission (the "SEC") such additional information as the staff may request in connection with the Purchaser's letter dated January 31, 2002, requesting that the SEC permit the Purchaser to omit certain financial statements associated with the Acquisition from the Form 8-K to be filed by the Purchaser as described in such letter.

                  Section 5.15. Covenant Not to Compete; Non-Solicitation. (a) Other than as may be explicitly allowed by the Ancillary Agreements, for a period of three (3) years after the Closing Date, the Seller shall not directly or indirectly, own, manage, operate, control, be or remain employed or retained at, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, firm, partnership, corporation, or other entity that is engaged in the Business or any business substantially similar to the Business, provided that the Seller's covenants under this Section 5.15(a) (i) shall not apply to the beneficial ownership of less than five percent (5%) of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, (ii) shall not prohibit the Seller from directly or indirectly continuing to operate its remaining businesses in the same manner as it has operated its remaining businesses during the past year, except as set forth on
Schedule 5.15 and (iii) shall not prohibit any Person acquiring any of Safety-Kleen Corp.'s businesses (other than the Business) by sale, merger or otherwise from continuing to operate its businesses (other than the BSSD) as conducted prior to such Person becoming a successor.

                           (b) For a period of three (3) years after the Closing
Date, the Seller shall not, directly or indirectly, solicit, induce or attempt to solicit or induce, any Person or entity who at the time of Closing was a customer or client of the Business (a "Customer"), to terminate his, her or its relationship with the Purchaser for any purpose, including, without limitation, the purpose of associating with or becoming a Customer, whether or not exclusive, of the Seller or any entity of which the Seller is or becomes a partner, stockholder, principal, member, agent or trustee, or otherwise solicit, induce, or attempt to solicit or induce any such Customer to terminate his, her or its relationship with the Purchaser for any other purpose or no purpose, provided that this Section 5.15(b) (i) shall not apply to the beneficial ownership of less than five percent (5%) of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, (ii) shall not prohibit the Seller from directly or indirectly continuing to operate its remaining businesses and providing its services and products to any customers or clients in the same manner as it has operated its remaining businesses during the past year, except as set forth on Schedule 5.15 and (iii) shall not prohibit any successor to any of Safety-Kleen Corp.'s businesses (other than the Business) by sale, merger or otherwise from providing services and products to any of its customers or clients.

                           (c) For a period of three (3) years after the Closing
Date, Seller shall not, directly or indirectly, recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, Purchaser to terminate his or her employment or other relationship with Purchaser; provided, however, the foregoing shall not prohibit the Seller or any of its Affiliates from publishing any general public solicitation of employment opportunities or from hiring any person terminated by Purchaser after the Closing.

                           (d) Other than as may be explicitly allowed by the
Ancillary Agreements, for a period of three (3) years after the Closing Date, the Purchaser shall not directly or indirectly, own, manage, operate, control, be or remain employed or retained at, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, firm, partnership, corporation, or other entity that is engaged in any of the businesses (other than the Business) of the Seller immediately prior to the Closing Date (such businesses referred to as the "Retained Business"), provided that the Purchaser's covenants under this Section 5.15(d) (i) shall not apply to the beneficial ownership of less than five percent (5%) of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, (ii) shall not prohibit the Purchaser from directly or indirectly continuing to operate its remaining businesses in the same manner as it has operated its remaining businesses immediately prior to the Closing Date and (iii) shall not prohibit any Person acquiring any of Purchaser's businesses by sale, merger or otherwise from continuing to operate its businesses (other than the Business) as conducted prior to such Person becoming a successor.

                           (e) For a period of three (3) years after the Closing
Date, the Purchaser shall not, directly or indirectly, solicit, induce or attempt to solicit or induce, any Person or entity who at the time of Closing was a customer or client of the Retained Business (a "BSSD Customer"), to terminate his, her or its relationship with the Seller for any purpose, including, without limitation, the purpose of associating with or becoming a customer, whether or not exclusive, of the Purchaser or any entity of which the Purchaser is or becomes a partner, stockholder, principal, member, agent or trustee, or otherwise solicit, induce, or attempt to solicit or induce any such BSSD Customer to terminate his, her or its relationship with the Seller for any other purpose or no purpose, provided that this Section 5.15(b) (i) shall not apply to the beneficial ownership of less than five percent (5%) of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, (ii) shall not prohibit the Purchaser from directly or indirectly continuing to operate its remaining businesses (other than the Business) and providing its services and products to any customers or clients in the same manner as it has operated its remaining businesses (other than the Business) prior to the Closing Date and (iii) shall not prohibit any successor to any of Purchaser's businesses by sale, merger or otherwise from providing services and products to any of its customers or clients or from continuing to operate its businesses (other than the Business) as conducted prior to such Person becoming a successor.

                           (f)  For a period of three (3) years after the
Closing Date, the Purchaser shall not, directly or indirectly, recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Seller to terminate his or her employment or other relationship with the Seller; provided, however, the foregoing shall not prohibit the Purchaser or any of its Affiliates from publishing any general public solicitation of employment opportunities or from hiring any person terminated by the Seller after the Closing.

                           (g)  The parties to this Agreement acknowledge and
agree that the provisions of this Section 5.15 are a material inducement to the Seller and the Purchaser to enter into and perform their respective obligations under this Agreement, and for which the Purchaser and the Seller shall, at the Closing, have fully paid good and valuable consideration. The parties hereto further agree that, after the Closing, any breach by the Seller or the Purchaser of one or more of the provisions of this Section 5.15 will cause damage to the Purchaser or the Seller, as the case may be, in an amount that is likely to be difficult, if not impossible, for the parties to calculate accurately. Accordingly, the parties agree that, in the event of any breach by the Seller or the Purchaser of its obligations under this Section 5.15, the Purchaser or the Seller, as the case may be, shall be entitled to immediate and permanent injunctive relief to (i) enforce the provisions of this Section 5.15 in any court of competent jurisdiction, and (ii) in the case of a breach by the Seller, suspend or revoke the Seller's Intellectual Property rights under Section 1.1(b)(iv) of this Agreement. The Seller and the Purchaser further agree that, as of the Closing, the Seller's and the Purchaser's rights to enforce the provision of this Section 5.15 shall be fully paid for and enforceable without reference to any right of offset, counterclaim or the like, and that the Seller's and the Purchaser's obligations under this Section 5.15 shall not be deemed part of any executory contract between the parties, all such claims being hereby expressly waived by the Seller and the Purchaser.

                  Section 5.16. Investment Canada Act. The Purchaser shall have complied with the requirements of the Investment Canada Act on the Closing Date, or provided satisfactory evidence that the transactions contemplated by this Agreement are not reviewable under the Investment Canada Act, in which case it shall file a duly completed notification within thirty (30) days of the Closing and provide a true copy thereof to the Seller. The Seller will provide financial statements or a certificate setting forth the book value of the assets of the Canadian portion of the Business within thirty (30) days after the date of this Agreement.

                  Section 5.17. Schedule Amendments. For forty-five (45) days from the date of this Agreement, the Purchaser and the Seller shall each have the ability to amend any and all Schedules to this Agreement for which it is responsible which are dated as of the date of the Agreement.

                  Section 5.18. Non-Domestic and Non-Canadian Operations. The Seller will work with the Purchaser to identify its non-domestic and non-Canadian operations. Until the Due Diligence Expiration Date, the Purchaser shall have the option to purchase, pursuant to the terms of the Agreement, any such operations. The Schedules to this Agreement will be amended to include the assets and/or equity interests of such operations.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  Section 6.1. Conditions Precedent to Obligation of the Seller and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                           (a) not later than June 20, 2002, the Section 363/365
Order or the Confirmation Order, if applicable, shall each have been entered by the Bankruptcy Court, and such order or orders shall each have become a Final Order, unless the parties mutually agree to extend such date;

                           (b) the waiting period applicable to the transactions
contemplated by this Agreement, if any, under the HSR Act shall have expired or been terminated and each of the material approvals or consents required by equivalent legislation in any other applicable jurisdiction shall have been obtained or waived;

                           (c) no action, suit or proceeding (including any
proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. ss. 157(b) and (c)) brought by any Governmental Entity shall be pending to enjoin, restrain or prohibit the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement; and

                           (d) no Governmental Entity shall have issued any
order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

                  Section 6.2. Conditions Precedent to Obligation of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

                           (a) the Purchaser shall have performed in all
material respects its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date;

                           (b) each of the representations and warranties of the
Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date, except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on the Purchaser or the transactions contemplated by this Agreement;

                           (c) not later than June 20, 2002, the Section 363/365
Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order and, without the necessity of any further action or proceedings by the Seller, shall have as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguish, all debts of the Seller (to the fullest extent possible under the Bankruptcy Code) proposed to be discharged in accordance with this Agreement;

                           (d) the Purchaser shall have acquired the Refinancing
Commitment and the Financial Assurance Commitment by the date which is the later of (i) one week after receipt by the Purchaser of all of the audited Balance Sheet required by Section 5.13 and (ii) May 30, 2002; and

                           (e) the Purchaser shall have executed the Ancillary
Agreements.

                  Section 6.3. Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

                           (a) the Seller shall have performed in all material
respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date;

                           (b) each of the representations and warranties
of the Seller contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date, except where the failure of such representation and warranty to be true and correct would not have a Material Adverse Effect;

                           (c) the receipt by the Purchaser of the
Refinancing Commitment by the Purchaser;

                           (d) the closing of a transaction or transactions
in which the Purchaser receives funds and credit lines, etc., which are sufficient to (i) pay the Cash Payment, (ii) refinance all of Purchaser's outstanding indebtedness immediately prior to the Closing, (iii) provide collateral for required Financial Assurance, (iv) fund the payment of all reasonable costs and expenses of the transactions described in this Agreement and (v) provide ongoing funding for working capital needs and general corporate purposes;

                           (e) the completion of and satisfaction with the
results of continuing financial, business, environmental and legal due diligence, provided however, that this condition shall be considered satisfied as of the Due Diligence Expiration Date;

                           (f) the receipt by the Purchaser of the
Financial Assurance Commitment;

                           (g) the Purchaser shall have received from the
Seller the audited Balance Sheets as of August 31, 2001, August 31, 2000, and August 31, 1999, by the date(s) set forth in Section 5.13;

                           (h) the Seller shall have executed the Ancillary
Agreements;

                           (i) the requested relief from the SEC, as
described in Section 5.14 hereof, shall have been received by the Purchaser;

                           (j) the Purchaser shall have received all
Permits material to the Business to allow the Purchaser and the Purchasing Subs to operate the facilities included in the Acquired Assets or owned and/or operated by the Transferred Subs;

                           (k) not later than the dates specified in
Section 5.1(b), the Bidding Procedures Order shall have been entered;

                           (l) a Material Adverse Effect shall not have
occurred since the date of this Agreement; and

                           (m) the Purchaser shall have received opinions
of the Seller's Canadian counsel as required under Section 2.2(a)(xiv).

                                ARTICLE VII

                     TERMINATION, AMENDMENT, AND WAIVER

                  Section 7.1. Termination Events. This Agreement may be terminated at any time prior to the Closing Date as follows:

                           (a) by mutual written agreement of the Purchaser
and the Seller;

                           (b) by the Seller (provided that the Seller is
not then in material breach of any representation, warranty, covenant or other agreement contained herein for which the Purchaser shall have previously notified the Seller), if there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case that Section 6.2 will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Purchaser of written notice of such breach;

                           (c) by the Purchaser (provided that the
Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein for which the Seller shall have previously notified the Purchaser), if there has been a breach by the

Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case that Section 6.3 will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Seller of written notice of such breach;

                           (d) by the Purchaser (provided that the
Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) at or prior to the Due Diligence Expiration Date, if the Purchaser is not satisfied with its due diligence review of the Business;

                           (e) by the Purchaser (provided that the
Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) at any time prior to Closing, if a Material Adverse Effect event, condition or matter shall have occurred and be continuing at the time of any such termination;

                           (f) by either the Seller or the Purchaser if any
decree, injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Entity preventing or prohibiting the consummation of the transactions contemplated hereby or the performance of the other material obligations of the Seller or the Purchaser under this Agreement or the Ancillary Agreements shall have become final and nonappealable (so long as the party seeking termination is not in breach of Section 5.5 hereof);

                           (g) by the Purchaser, if the Bankruptcy Court
has not entered the Section 363/365 Order within the time frame specified in Section 6.1(a), unless the Bankruptcy Court has not entered the Section 363/365 Order within such time frame due to the failure of the Purchaser to perform or observe in all material respects the covenants and agreements of the Purchaser set forth herein; provided, however, that if the Bankruptcy Court has not entered the Section 363/365 Order within the time frame specified in Section 6.1(a), and the Purchaser does not exercise its right by written notice to terminate this Agreement pursuant to this Section 7.1(g) within one (1) Business Day of the failure of this condition, then the date specified in Section 6.1(a) shall be extended for thirty (30) days. If the Purchaser does not exercise its right to terminate this Agreement by written notice pursuant to Section 7.1(g) within one (1) Business Day after such thirty (30) day extended period, the Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(g) and (y) the condition set forth in Section 6.1(a) of this Agreement;

                           (h) subject to the Purchaser's rights under
Section 5.7 of this Agreement, by the Seller if its Board of Directors approves or recommends one or more Alternative Transactions in accordance with the Bidding Procedures set forth in Section 5.2 of this Agreement and the Bidding Procedures Order;

                           (i) provided the terminating party is not in
default of its obligations under this Agreement, by either the Seller or the Purchaser if the Closing shall not have occurred on or prior to the date that is sixty (60) days after the date of entry of the Section 363/365 Order on the docket of the Bankruptcy Court;

                           (j) providing the Purchaser is not in default of
its obligations under this Agreement, by the Purchaser pursuant to Section 5.11(a); or

                           (k) provided the terminating party is not in
default of its obligations under this Agreement, by either the Seller or the Purchaser if the Closing shall not have occurred on or prior to October 15, 2002.

                  Section 7.2. Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein (a) there shall be no liability or obligation on the part of the Seller, the Purchaser, or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except for

(i) the obligations of the parties pursuant to Sections 5.2(i), 5.2(j), 7.2 and 8.8 and the Confidentiality Agreement, and (ii) that a party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents, incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Purchaser shall not be deemed to be in material breach of this Agreement solely by reason of its inability to satisfy one or more of the conditions set forth in Section 6.3(c), Section 6.3(d), Section 6.3(f), Section 6.3(i) or Section 6.3(j) if the Purchaser is attempting to satisfy such conditions in good faith. In the event the Purchaser is entitled to receive the Termination Fee or Expense Reimbursement, the right of the Purchaser to receive such amount shall constitute the Purchaser's sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Seller of this Agreement, unless the Section 363/365 Order and, if applicable, the Confirmation Order approving the transactions contemplated hereby has been entered, in which case actual receipt of the Termination Fee or Expense Reimbursement by the Purchaser shall constitute the Purchaser's sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Seller of this Agreement, and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made.

                                ARTICLE VIII

                             GENERAL PROVISIONS

                  Section 8.1. Indemnification.

                           (a) Indemnification by Purchaser. Subject to the
limits set forth in this Article VIII, Purchaser agrees to indemnify, defend and hold Seller, the Selling Subs and their respective officers, directors and Affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to any failure on the part of the Purchaser or the Purchasing Subs to perform and discharge the Assumed Liabilities and their other liabilities.

                           (b) Notice and Opportunity to Defend. If there
occurs an event which a party (an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 8.1(a), the Indemnified Party shall notify the Purchaser promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the Indemnified Party will give the Purchaser prompt written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Purchaser hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Purchaser of its obligations hereunder only to the extent that such failure prejudices the Purchaser hereunder. In case any such action shall be brought against any Indemnified Party and it shall notify the Purchaser of the commencement thereof, the Purchaser shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Purchaser to the Indemnified Party of such election so to assume the defense thereof, the Purchaser shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The Indemnified Party agrees to cooperate fully with the Purchaser and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability. The Purchaser shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim.

                  Section 8.2. Survival of Representations, Warranties, and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date.

                  Section 8.3. Payment of Certain Taxes. In accordance with

section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under a plan confirmed under Section 1129 of the Bankruptcy Code shall not be taxed under any law imposing a stamp tax or similar tax. Any instruments transferring the Acquired Assets to the Purchaser shall contain the following endorsement:

         "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a plan of reorganization of [the Seller], it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C.ss.1146(c).

In the event any transfer, stamp or similar tax is required to be paid, the Seller shall pay (i) all real estate transfer taxes, if any, in connection with the transfer of the Owned Real Property and the Real Property Leases to the Purchaser, unless and to the extent that the law of the applicable jurisdiction shall require that the Purchaser pay the same, and (ii) all use, transfer and sales Taxes and similar Taxes or fees, if any, in connection with the sale of the Acquired Assets. The Purchaser shall pay all filing and application fees payable to any Governmental Entity for any filings, permits, authorizations, consents, or approvals as may be required pursuant to Section 6.1(b). Each party shall indemnify and hold harmless the other from and against any liability resulting from such party's failure to pay any Taxes or fees which it is required to pay pursuant to this Section 8.3.

                  Section 8.4. Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                      (a)      If to the Purchaser, to

                               Clean Harbors, Inc.
                               1501 Washington Street
                               P.O. Box 859048
                               Braintree, Massachusetts 02185-9048
                               Telecopy:  (781) 848-1632
                               Attention: Stephen H.  Moynihan

                               with a copy to

                               Davis, Malm & D'Agostine, P.C.
                               One Boston Place
                               Boston, MA 02108
                               Telecopy: (617) 523-6215
                               Attention:  C. Michael Malm

                               and

                      (b)      If to the Seller, to

                               Safety-Kleen Corp.
                               1301 Gervais Street
                               Suite 300
                               Columbia, South Carolina 29201
                               Telecopy:  (803) 933-4380
                               Attention: General Counsel

                               with a copy to

                               Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive, Suite 2100
                               Chicago, Illinois 60606
                               Telecopy: (312) 407-0411
                               Attention:  David S. Kurtz
                                           William R. Kunkel

                  Section 8.5. Descriptive Headings; Rules of Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) "or" is not exclusive; (iii) words in the singular include the plural, and in the plural include the singular and
(iv) "including" means "including without limitation."

                  Section 8.6. Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto and (b) shall not be assigned by operation of law or otherwise by either party, except with the consent to such assignment by the other party hereto.

                  Section 8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction. Until confirmation of the Bankruptcy Plan, the Purchaser and the Seller irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court).

                  Section 8.8. Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, (i) the Seller shall pay (A) the costs of recording any releases required to clear title to the Owned Real Property and one-half of all closing fees, if any, in connection with the real estate closing and (B) the costs of the Surveys of the Material Properties and (ii) the Purchaser shall pay (A) the costs of recording any deeds, (B) one-half of all closing fees, if any, in connection with the real estate closing, (C) any costs incurred in connection with the Title Commitment or any title policy to be issued to the Purchaser in connection therewith, and (D) the HSR filing fee.

                  Section 8.9. Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

                  Section 8.10. Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

                  Section 8.11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

                  Section 8.12. Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 8.13. Apportionment of Property Taxes. An estimate shall be made, based on the most recent past-issued assessments, of all real property and personal property taxes and similar ad valorem obligations expected to be levied after the Closing Date with respect to
(i) the Acquired Assets and (ii) the real and personal property owned by the Transferred Subs for a taxable period that includes (but does not end on) the Closing Date and shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date. The Seller shall pay, or cause to be paid, to the Purchaser the proportionate amount of such estimated taxes attributable to the Pre-Closing Tax Period at the Closing, and the Purchaser shall be liable for all such taxes assessed after the Closing Date.

               Section 8.14. No Section 338 Election. The Purchaser and the Seller agree that no election under Section 338 of the Internal Revenue Code of 1986, as amended, shall be made in connection with any transaction contemplated in this Agreement.

               Section 8.15. Taxes and Tax Returns. The Seller shall prepare and duly file all required Tax Returns for the Transferred Subs for all Pre-Closing Tax Periods, including, without limitation, for those jurisdictions and tax authorities that permit or require a short period Tax Return, for the period ending on the Closing Date. Purchaser shall prepare and duly file, or cause the Transferred Subs to prepare and duly file, all Tax Returns for the Transferred Subs for all periods beginning after the Closing Date. The Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or on behalf of a Transferred Sub for any taxable year or period that begins before and ends after the Closing Date; but with respect to any such Tax Return, the Purchaser shall provide the Seller with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 3.11(a), together with appropriate supporting information and schedules, at least 20 business days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the Purchaser shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. For purposes of Section 3.11(a), whenever it is necessary to determine the liability for Taxes of a Transferred Sub for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date generally shall be determined by assuming that the Transferred Sub had a taxable year or period which ended on the Closing Date.

               Section 8.16. Tax Matters Involving Third Parties. The Purchaser and the Seller shall cooperate fully, and shall cause their respective representatives to cooperate, with each other in connection with any audit or other examination by any Governmental Entity of the Tax Returns referred to in
Section 8.15. Whenever any Governmental Entity asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for any Pre-Closing Tax Period, the Purchaser shall, if informed of such an assertion, inform the Seller within 10 business days of being so informed, and the Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Seller is or may be liable under Section 3.11(a).

                                   ARTICLE IX

                                   DEFINITIONS

               As used herein, the terms below shall have the following meanings:

               "Accountants" has the meaning set forth in Section 1.7(d).

               "Accounts Receivable" has the meaning set forth in Section 1.1(b)(i).

               "Acquired Assets" has the meaning set forth in Section 1.1.

               "Acquisition" has the meaning set forth in the Recitals.

               "Affiliate" of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               "Agreement" has the meaning set forth in the Preamble.

               "Alternate Bid" has the meaning set forth in Section 5.2(g).

               "Alternate Bidder" has the meaning set forth in Section 5.2(g).

               "Alternative Transaction" has the meaning set forth in Section 5.2(i).

               "Ancillary Agreements" means collectively, the Transition Services Agreement, the Disposal Agreement, the Sales Agency Agreement and the Escrow Agreement.

               "Assigned Contracts and Leases" means those contracts and real property leases listed on Schedules 1.1(b)(ii)(A), (B) and (D) and Schedule 1.1(b)(vi)(B) as such Schedules may be adjusted by the Purchaser as set forth in this Agreement.

               "Assignment and Assumption Agreement" has the meaning set forth in Section 2.2(a)(v).

               "Assumed Liabilities" has the meaning set forth in Section 1.3.

               "Auction" has the meaning set forth in Section 5.2(f).

               "Balance Sheet" means the balance sheet of the Business.

               "Bankruptcy Code" has the meaning set forth in the Recitals.

               "Bankruptcy Court" has the meaning set forth in the Recitals.

               "Bankruptcy Plan" means the plan or plans of reorganization to be proposed by each of the Seller and Business Subs who are part of the Chapter 11 Case for the resolution of outstanding claims and interests in the Chapter 11 Case, as such plan or plans may be amended, modified or supplemented from time to time in accordance with the Bankruptcy Code.

               "Bid Deadline" has the meaning set forth in Section 5.2(c).

               "Bidding Procedures" has the meaning set forth in Section 5.2.

               "Bidding Procedures Order" has the meaning set forth in Section 5.1(a).

               "Bidding Process" has the meaning set forth in Section 5.2.

               "BSSD" has the meaning set forth in Section 1.2(p)

               "Business" has the meaning set forth in the Recitals.

               "Business Subs" means the Transferred Subs, the Selling Subs and their respective direct and indirect subsidiaries.

               "CAFO" has the meaning set forth in Section 5.10.

               "Cash Purchase Price" has the meaning set forth in Section 1.6.

               "Chapter 11 Case" has the meaning set forth in the Recitals.

               "Closing" has the meaning set forth in Section 2.1.

               "Closing Date" has the meaning set forth in Section 2.1.

               "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of October, 2001, by and between Safety-Keen Corp. and Purchaser.

               "Confirmation Date" means the date the order confirming the Bankruptcy Plan is entered by the Bankruptcy Court.

               "Confirmation Order" means the order confirming the Bankruptcy Plan.

               "Covered Facility" has the meaning set forth in Section 5.10.

               "Cure Costs" has the meaning set forth in Section 1.4.

               "Cure Costs Cap" has the meaning set forth in Section 1.4.

               "Customer" has the meaning set forth in Section 5.15(b).

               "Customer Contracts" has the meaning set forth in Section 1.1(b)(ii)(A).

               "Disposal Agreement" has the meaning set forth in Section 2.2(a)(vii).

               "Domestic Transferred Subs" means those Business Subs listed on
Schedule 1.1(d).

               "Due Diligence Expiration Date" means the date which is the later of (i) April 30, 2002 and (ii) five (5) days after the Purchaser's receipt of the audited Balance Sheet as of August 31, 2001.

               "Environmental Laws" means Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and the treatment, storage, transportation or disposal of hazardous substances or wastes as defined in such laws.

               "EPA" has the meaning set forth in Section 5.10.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Escrow Agent" means the escrow agent under the Escrow Agreement to be agreed to by the Seller and the Purchaser.

               "Escrow Agreement" has the meaning set forth in Section 2.2(ix).

               "Excluded Assets" has the meaning set forth in Section 1.2.

               "Excluded Employees" has the meaning set forth in Section 5.7(a).

               "Excluded Liabilities" means any liabilities and obligations with respect to, arising out of or relating to, the ownership, possession or use of the Acquired Assets and the operation of the Business prior to the Closing Date
(i) which are to be discharged by the Bankruptcy Court in accordance with
Section 3.8 hereof, (ii) with respect to fines imposed by any Governmental Entity, (iii) with respect to injuries suffered by employees of the Seller or any Business Sub, (iv) with respect to tort (other than environmental clean-up) and common law claims for which post-1986 general liability insurance containing pollution exclusions normally would provide coverage, (v) which are amounts due from the Business to BSSD or (vi) which are Taxes (other than Taxes for which the Purchaser is expressly liable pursuant to the terms of this Agreement) arising out of or relating to any period or any portion thereof ending on or prior to the Closing Date without regard to when asserted, commenced or identified.

               "Exception Notice" has the meaning set forth in Section

5.11(a).

               "Expense Reimbursement" has the meaning set forth in Section 5.2(j).

               "Final Order" means shall mean an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, (i) the implementation or operation or effect of which has not been stayed, or (ii) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion, under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Code, may be filed with respect to such order shall not prevent such order from being deemed a Final Order.

               "Financial Assurance" means a demonstration of the ability of the owner or operator of a facility to properly perform closure, post-closure, corrective action, or other environmental activities which demonstration is required by, and must be satisfied in the manner set forth in (a) the Solid Waste Disposal Act, as amended, 42 U.S.C. Sec. 6901 et seq. (including without limitation Sec. 6991b); (b) the Toxic Substances Control Act, as amended, 15 U.S.C. Sec 2601 et seq.; (c) any state, county or municipal Law analogous to, or similar to, the foregoing; or (d) any regulations promulgated to any of the foregoing federal, state, county or municipal Laws, including without limitation regulations set forth in 40 C.F.R. Sections 258, 264, 265, 280 and 761.

               "Financial Assurance Commitment" means a commitment reasonably acceptable to the Seller from a responsible insurance company with respect to Financial Assurance required by Governmental Entities in order for the Purchaser to own and/or operate the Owned Real Property and the Real Property subject to Real Property Leases.

               "Financial Statements" has the meaning set forth in Section 3.5.

               "Financing" means the Debtor-In-Possession Credit Agreement among the Sellers, the several lenders from time to time parties thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter, and The CIT Group/Business Credit, Inc., as Collateral Agent and Underwriter, dated as of June 11, 2000, as amended, including any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings, refundings or replacements) thereof.

               "GAAP" means United States generally accepted accounting principles as in effect from time to time.

               "Good Faith Deposit" has the meaning set forth in Section 5.2(d).

               "Governmental Entity" means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign.

               "HSR Act" has the meaning set forth in Section 3.4.

               "Indemnified Party" has the meaning set forth in Section 8.1(b).

               "Intellectual Property" has the meaning set forth in Section 1.1(b)(iv).

               "Initial Working Capital Statement" has the meaning set forth in
Section 1.7(a).

               "Interests" has the meaning set forth in Section 1.1(a).

               "Law" means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulations, standard, order, judgment or decree, injunction, award, administrative or judicial decision, and any other executive or legislative proclamation of any government or political subdivision thereof, or any agency or instrumentality of any such governmental or political subdivision, or any court or arbitrator.

               "Losses" shall mean losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals).

               "Marked Agreement" has the meaning set forth in Section 5.2(d).

               "Material Adverse Effect" means any event, condition, or matter in respect of the operation of the Business, the Transferred Subs, the Acquired Assets and the Assumed Liabilities that in the aggregate result in or have a material adverse effect on the business, financial condition or operations of the Business taken as a whole; provided, however, that any event, condition or matter resulting from the execution of this Agreement and the announcement of this Agreement, the Chapter 11 Case and the other transactions contemplated by this Agreement shall be excluded from the determination of Material Adverse Effect.

               "Material Properties" has the meaning set forth in Section
5.11(b).

               "Owned Real Property" has the meaning set forth in Section 1.1(b)(vi).

               "Parallel Action State" has the meaning set forth in Section
5.10.

               "Participating State" has the meaning set forth in Section 5.10.

               "Permits" has the meaning set forth in Section 3.7(b).

               "Permitted Exceptions" means, with respect to any Person, any of the following liens:

                    (a) liens with respect to the payment of Taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                    (b) liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by Law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                    (c) deposits made in the ordinary course in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

                    (d) encumbrances arising by reason of zoning restrictions easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property or any other matters of record;

                    (e) encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

                    (f) financing statements evidencing a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business or a consignor's interest in goods consigned to such Person in the ordinary course of business;

                           (g) liens arising in the ordinary course of
business after the date hereof and liens which do not materially impair the current use or value of the asset subject to such liens;

                           (h) any exception that currently exists at the
Owned Real Property or the Real Property Leases which do not materially interfere with the operation of the Business at each such site and for which the Purchaser shall not have provided the Seller with an Exception Notice pursuant to Section 5.11(a); and

                           (i) any matter deemed permitted pursuant to
Section 5.11 hereof.

                  "Person" means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

                  "Petitions" has the meaning set forth in the Recitals.

                  "363/365 Filing Date" has the meaning set forth in
Section 5.1(a).

                  "Plans" means each deferred compensation and incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other material "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change of control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement.

                  "Potential Bidder" has the meaning set forth in Section
5.2(a).

                  "Principal Customer" has the meaning set forth in Section
3.18.

                  "Purchase Price" means the sum of the Cash Purchase Price and the Assumed Liabilities.

                  "Purchaser" has the meaning set forth in the Preamble.

                  "Purchaser Plans" has the meaning set forth in the
Section 5.7(b).

                  "Purchasing Subs" means the direct or indirect subsidiaries of the Purchaser which either now exist or will be formed by the Purchaser prior to the Closing to acquire a portion of the Acquired Assets or Interest.

                  "Qualified Bid" has the meaning set forth in Section
5.2(e ).

                  "Qualified Bidder" has the meaning set forth in Section
5.2(a)

                  "Real Property Leases" has the meaning set forth in
Section 1.1(b)(vi).

                  "Refinancing Commitment" means capital commitments reasonably satisfactory to the Purchaser which are sufficient to (i) pay the Cash Payment, (ii) refinance all of the Purchaser's outstanding indebtedness immediately prior to the Closing, (iii) provide collateral for required Financial Assurance, (iv) fund the payment of all reasonable costs and expenses of the transactions described in this Agreement and (v) provide ongoing funding for working capital needs and general corporate purposes. Such capital commitments shall contain normal and customary conditions including material adverse change but excluding syndication and due diligence.

                  "Return Date" has the meaning set forth in Section 5.2(h)

                  "Sales Agency Agreement" has the meaning set forth in
Section 2.2(a)(viii).

                  "Sale Hearing" means the hearing scheduled and held by the Bankruptcy Court to consider approval of the sale of the Acquired Assets under the Agreement, which hearing shall occur no later than the June 2002 omnibus hearing date unless otherwise agreed to by the parties.

                  "Schedule" means a Schedule to this Agreement as the same shall be updated and replaced in accordance with the provisions of this Agreement.

                  "SEC" has the meaning set forth in Section 5.14.

                  "Section 363/365 Motion" means the motion filed by the Seller in the Chapter 11 Case seeking entry of the Section 363/365 Order.

                  "Section 363/365 Order" means an order of the Bankruptcy Court, in substantially the form attached hereto as Exhibit H, approving the sale of the Acquired Assets and assumption/assignment of the executory contracts and unexpired leases and Assumed Liabilities under this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.

                  "Seller" has the meaning set forth in the Preamble.

                  "Seller Disclosure Schedule" has the meaning set forth in the introductory paragraph to Article III.

                  "Seller Plans" has the meaning set forth in the Section
5.7(b).

                  "Selling Subs" means the direct or indirect subsidiaries of the Seller listed on Schedule 9.1.

                  "Subsequent Bid" has the meaning set forth in Section
5.2(f)(i).

                  "Successful Bid" has the meaning set forth in Section
5.2(f)(v).

                  "Successful Bidder" has the meaning set forth in Section 5.2(f)(v).

                  "Survey" has the meaning set forth in Section 5.11 (b).

                  "Survey Defects" has the meaning set forth in Section
5.11(b).

                  "Survey Defects Removal Date" has the meaning set forth in Section 5.11(b).

                  "Survey Notice" has the meaning set forth in Section
5.11(b).

                  "Tangible Personal Property" has the meaning set forth in
Section 1.1(b)(iii).

                  "Target Working Capital" means Sixty-four Thousand Two Hundred and Seventy Dollars ($64,270,000).

                  "Tax Return" has the meaning set forth in Section
3.11(c).

                  "Taxes" has the meaning set forth in Section 3.11(c).

                  "Taxing Authority" has the meaning set forth in Section 3.11(c) .

                  "Termination Fee" means $7,000,000 which may be paid to the Purchaser is the manner set forth in Section 5.2.

                  "Title Commitment" has the meaning set forth in Section

5.11(a).

                  "Title Company" has the meaning set forth in Section
5.11(a).

                  "Title Materials" has the meaning set forth in Schedule
5.11(a).

                  "Transferred Employees" has the meaning set forth in the
Section 5.7(a).

                  "Transferred Subs" has the meaning set forth in Section
1.1(a).

                  "Transition Services Agreement" has the meaning set forth in Section 2.2(a)(vi).

                  "Unadjusted Cash Purchase Price" has the meaning set forth in Section 1.6.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

                  "Working Capital" has the meaning set forth in Section
1.7(b).

                  "Working Capital Deficiency" has the meaning set forth in
Section 1.7(a)(i).

                  "Working Capital Statement" has the meaning set forth in
Section 1.7(b).

                  "Working Capital Surplus" has the meaning set forth in
Section 1.7(a)(ii).


                  IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


                                SAFETY-KLEEN SERVICES, INC.


                                By: /s/ Larry W. Singleton
                                   ------------------------------
                                   Name:  Larry W. Singleton
                                   Title: C.F.O.


                                CLEAN HARBORS, INC.


                                By: /s/ Alan S. McKim
                                   -----------------------------
                                   Name:  Alan S. McKim
                                   Title: President